UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

JOHNSON & JOHNSON

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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(2)	Form, Schedule or Registration Statement No.:

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Notice of Annual Meeting and Proxy Statement

March 12, 2014

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 24, 2014 at 10:00 a.m., Eastern time, at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect as Directors the 12 nominees named in the Proxy Statement;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014; and

4.	Transact such other business, including action on one shareholder proposal, as may properly come before the meeting, and any adjournment or postponement.

Shareholders as of the record date of February 25, 2014 are cordially invited to attend the meeting. If you plan to attend the meeting, please request an admission ticket in advance. Please note our admission ticket procedures detailed on page 5 of the Proxy Statement.

If you are unable to attend the meeting, you will be able to view and listen to the meeting via the Internet. We will broadcast the meeting as a live webcast through our website. The webcast will remain available for replay for three months following the meeting. Visit our Investor Relations website at www.investor.jnj.com and click on “Webcasts & Presentations” for details.

This year we are pleased to save costs and help protect the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders this year will receive a Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

By order of the Board of Directors,

DOUGLAS K. CHIA Secretary	Scan this QR code to view digital versions of our Proxy Statement and 2013 Annual Report.

You can vote in one of several ways:

Visit the website listed on your proxy card or Notice to vote VIA THE INTERNET

Call the telephone number specified on your proxy card or on the website listed on your Notice to vote BY TELEPHONE

If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2014: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

Johnson & Johnson

2014 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 3-6)

Meeting: Annual Meeting of Shareholders

Date: Thursday, April 24, 2014

Time: 10:00 a.m., Eastern

Location: Hyatt Regency Hotel, Two Albany Street,

New Brunswick, New Jersey

Record Date: February 25, 2014

Ticket Requests: AnnualMeeting@its.jnj.com

Stock Symbol: JNJ

Exchange: NYSE

Common Stock Outstanding: 2.8 billion shares

Registrar & Transfer Agent: Computershare

State of Incorporation: New Jersey

Year of Incorporation: 1887

Public Company Since: 1944

Corporate Headquarters: One Johnson & Johnson Plaza,

New Brunswick, New Jersey 08933

Corporate Website: www.jnj.com

Investor Relations Website: www.investor.jnj.com

Annual Report: www.investor.jnj.com/annual-reports.cfm

EXECUTIVE COMPENSATION

(see pages 52-65)

CEO: Alex Gorsky (age 53; CEO since April 2012)

CEO 2013 Total Direct Compensation:

Base Salary: $1.5 million

Annual Performance Bonus: $2.9 million

Long-Term Incentives: $13.9 million

Above Median Targeting: No

Tax Gross-Ups: No

CEO Employment Agreement: No

Change-In-Control Agreement: No

Stock Ownership Guidelines: Yes

Recoupment Policy: Yes

Anti-Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 7-14)

Director Nominees: 12

Mary Sue Coleman (Independent)

James G. Cullen (Independent)

Ian E. L. Davis (Independent)

Alex Gorsky (Management)(Chairman)

Susan L. Lindquist (Independent)

Mark B. McClellan (Independent)

Anne M. Mulcahy (Independent)(Lead)

Leo F. Mullin (Independent)

William D. Perez (Independent)

Charles Prince (Independent)

A. Eugene Washington (Independent)

Ronald A. Williams (Independent)

Director Term: One year

Director Election Standard: Majority of votes cast

Board Meetings in 2013: 8

Standing Board Committees (Meetings in 2013):

Audit (7), Compensation & Benefits (6), Nominating & Corporate Governance (4), Regulatory, Compliance & Government Affairs (4), Science, Technology & Sustainability (4), Finance (0)

Supermajority Voting Requirements: No

Shareholder Rights Plan: No

Right to Call Special Meetings: Yes

Corporate Governance Materials:

www.investor.jnj.com/governance/materials.cfm

Board Communication:

www.investor.jnj.com/governance/communication.cfm

OTHER ITEMS TO BE VOTED ON

(see pages 66-71)

Advisory Vote to Approve Named Executive

    Officer Compensation

Ratification of Appointment of Independent

    Registered Public Accounting Firm

    (PricewaterhouseCoopers LLP)

Shareholder Proposal:

• Executives to Retain Significant Stock

Johnson & Johnson 2014 Proxy Statement  •  1

Johnson & Johnson

2014 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

VOTING GUIDELINES What am I being asked to vote on?	How does the Board of Directors recommend I vote?	On which pages of this Proxy Statement can I read more information before I vote?
Election of Mary Sue Coleman as a Director	FOR	16
Election of James G. Cullen as a Director	FOR	16
Election of Ian E. L. Davis as a Director	FOR	17
Election of Alex Gorsky as a Director	FOR	17
Election of Susan L. Lindquist as a Director	FOR	18
Election of Mark B. McClellan as a Director	FOR	18
Election of Anne M. Mulcahy as a Director	FOR	19
Election of Leo F. Mullin as a Director	FOR	19
Election of William D. Perez as a Director	FOR	20
Election of Charles Prince as a Director	FOR	20
Election of A. Eugene Washington as a Director	FOR	21
Election of Ronald A. Williams as a Director	FOR	21
Advisory Vote to Approve Named Executive Officer Compensation	FOR	66
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	68-69
Shareholder Proposal – Executives to Retain Significant Stock	AGAINST	70-71

2  •  Johnson & Johnson 2014 Proxy Statement

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy are being mailed to our shareholders on or about March 12, 2014, concurrently with the mailing of our 2013 Annual Report to Shareholders.

Shareholders Entitled to Vote

Shareholders of record of our common stock at the close of business on February 25, 2014 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On February 25, 2014, there were 2,828,324,006 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote	Registered Shareholders. Registered shareholders (that is, shareholders who hold their shares directly with our stock registrar, Computershare), can vote any one of four ways:

Via the Internet: Go to the website listed on your proxy card or Notice Regarding the Availability of Proxy Materials to vote via the Internet. You will need to follow the instructions on the website.

By Telephone: Call the telephone number on your proxy card or provided on the website listed on your Notice Regarding the Availability of Proxy Materials to vote by telephone. You will need to follow the instructions given by the voice prompts.

By Mail: If you received paper copies in the mail of the Proxy Statement, Annual Report and proxy card, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card.

Beneficial Shareholders. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Notice and Access delivery of the proxy materials, and Internet and/or telephone voting, also will be offered to shareholders owning shares through most banks and brokers. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting.

Johnson & Johnson 2014 Proxy Statement  •  3

Notice and Access

This year we are delivering proxy materials to many shareholders via the Internet under the Securities and Exchange Commission’s (SEC’s) “Notice and Access” rules, which will save costs and paper. Using this method of distribution, on or about March 12, 2014, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) that contains basic information about our 2014 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than Internet, the website listed on the Notice (www.proxyvote.com) has instructions for voting by phone.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised. For registered shareholders, if you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.

If you hold your shares beneficially, you must follow the specific directions provided to you by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker or other holder of record and bring it with you to the meeting.

Effect of Not Casting Your Vote

If you are a registered shareholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares beneficially, it is critical that you cast your vote if you want it to count in the election of Directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank or broker how to vote your shares, your bank or broker will only have discretion to vote your uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Item 3). They will not have discretion to vote your uninstructed shares on the election of Directors, the advisory vote to approve named executive officer compensation (Item 2), or the shareholder proposal (Item 4), resulting in “broker non-votes” on those items.

Proxy Solicitation

In addition to the solicitation of proxies by mail, several regular employees of Johnson & Johnson may solicit proxies in person or by telephone. We have also retained the firm of Morrow & Co., LLC to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $20,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary.

4  •  Johnson & Johnson 2014 Proxy Statement

Electronic Access to Proxy Materials and Annual Report Scan this QR code to see how you can register to access future proxy materials via the Internet.

This Proxy Statement and our 2013 Annual Report are available on our website at www.investor.jnj.com/annual-reports.cfm. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•   gain faster access to your proxy materials;

•  save us the cost of producing and mailing documents to you;

•   reduce the amount of mail you receive; and

•  help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Registered shareholders may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that website. Beneficial shareholders who wish to enroll for electronic access may register for online delivery of materials by going to https://enroll.icsdelivery.com/jnj.

Admission Ticket Procedures

If you plan to attend the meeting in person, please request an admission ticket in advance as follows:

•   If you are a registered shareholder and vote via the Internet or by telephone, there will be instructions to follow when voting to indicate if you would like to receive an admission ticket.

•   If you are a registered shareholder and vote by mailing a proxy card, there is a box on the proxy card that you should mark to request an admission ticket.

•   If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the meeting, you can request an admission ticket in one of three ways: by visiting www.proxyvote.com and clicking on the “shareholder meeting ticket request” link (be sure to have your 12-digit control number appearing on your Notice of Internet Availability of Proxy Materials or Voting Instruction Form); by mailing a written request for an admission ticket to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, Room WH2132, New Brunswick, New Jersey 08933; or by sending an e-mail to AnnualMeeting@its.jnj.com. If requesting a ticket by mail or e-mail, you must include evidence of your stock ownership as of the record date of February 25, 2014, which you can obtain from your bank, broker or other holder of record.

Johnson & Johnson 2014 Proxy Statement  •  5

Reduce Duplicate Mailings

We are required to provide a Proxy Statement and Annual Report to all shareholders. If you are a registered shareholder and have more than one registered account in your name, or have an account at the same address and same surname as other registered shareholders, and you receive paper copies of the proxy materials in the mail, you may authorize us to discontinue duplicate mailings of these proxy materials in the future (also referred to as “householding”). To do so, mark the box on your proxy card to request discontinuation of duplicate copies of proxy materials. The members of the household will continue to receive separate proxy cards for voting the shares held in each account. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate copies for future mailings of proxy materials. Beneficial shareholders who wish to discontinue receiving duplicate mailings of future proxy materials should review the information provided in the materials mailed to them by their bank or broker.

If, now or in the future, you wish to discontinue householding and receive separate copies of proxy materials, please notify us by calling (800) 950-5089 or sending a written request to the Office of the Corporate Secretary at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and we will promptly deliver a separate copy.

Johnson & Johnson Employee Savings Plans

If you are an employee of a Johnson & Johnson company and hold shares in one of our employee savings plans, you will receive one proxy card that covers the shares held for you in your savings plan, as well as any other shares registered directly in your name (but not shares held beneficially). If you vote the plan shares via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 22, 2014, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, you are the named fiduciary for shares held in your savings plan and have the right to direct the Trustee with respect to those shares. If you hold shares in either of these plans and do not vote, the plan Trustee will vote your shares in direct proportion to all shares held in that plan for which votes were cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2015 Annual Meeting of Shareholders, a shareholder proposal must be received at our principal office on or before November 12, 2014 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.

In addition, under the terms of our By-Laws, a shareholder who intends to present an item of business at the 2015 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in our proxy materials) must provide us with written notice of such business, including the information specified in the By-Laws, which must be received on or before November 12, 2014.

Proposals and other items of business should be directed to the attention of the Office of the Corporate Secretary at our principal office, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

6  •  Johnson & Johnson 2014 Proxy Statement

Corporate Governance

Director Independence. The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (NYSE) and our Standards of Independence: Dr. Coleman, Mr. Cullen, Mr. Davis, Dr. Johns (retiring and not standing for re-election this year), Dr. Lindquist, Dr. McClellan, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince, Dr. Washington and Mr. Williams. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found on our website at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the Non-Employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below, and the role of each of the Directors at their respective organizations, were such that none of the Non-Employee Directors had any direct business relationships with the company in 2013 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction, Relationship or Arrangement	2013 Aggregate Magnitude
M. S. Coleman	University of Michigan	Educational Institution	Executive officer	Sales of health care products and services; educational and research grants and fellowships; consulting fees; conference exhibit fees	<1%
M. M. E. Johns (1)	Emory University	Educational Institution	Employee	Sales of health care products and services; royalty payments; educational and research grants	<1%
S. L. Lindquist	Massachusetts Institute of Technology	Educational Institution	Employee	Research program and other research related payments	<1%
M. B. McClellan	Research! America	Public Education and Advocacy Organization	Director	Annual fees; contributions	<$1 million
A. M. Mulcahy	Save the Children	Charitable Organization	Trustee	Contributions	<1%; <$1 million
W. D. Perez	Cornell University	Educational Institution	Trustee	Tuition; grants and fellowships	<1%; <$1 million
A. E. Washington	UCLA Health System	Health Care Institution	Executive Officer	Sales of health care products and services; rebates	<1%
R. A. Williams	Save the Children	Charitable Organization	Trustee	Contributions	<1%; <$1 million
(1)	Not standing for re-election in 2014.

Johnson & Johnson 2014 Proxy Statement  •  7

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. The company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of the company’s or that organization’s consolidated gross revenues for 2011, 2012 or 2013.

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process. In addition, none of the Non-Employee Directors has the authority to review, approve or deny any grant to, or research contract with, an organization.

Board Meetings. During 2013, the Board of Directors held seven regularly-scheduled and one special meeting. Each Director attended at least 75% of the total, regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (held during the period that he or she served). A discussion of the role of the Board of Directors in our strategic planning process can be found on our website at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance. It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All 12 Directors who were elected to the Board at the 2013 Annual Meeting were in attendance.

Board Leadership Structure. Alex Gorsky, our Chief Executive Officer (CEO), also serves as the Chairman of our Board of Directors. Our independent Directors determined that for effective board governance it is important to have an independent Lead Director and have selected Anne M. Mulcahy to continue to serve as the designated Lead Director for 2014.

Our Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board that has a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 15 to 22 of this Proxy Statement, our Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of our stakeholders, as they are defined in Our Credo.

Our Board believes that it is in the best interests of the company to have Mr. Gorsky serve as both Chairman and CEO. During an eight month transitional period following Mr. Gorsky’s selection as CEO in April 2012, when our previous Chairman/CEO served as Executive Chairman and Mr. Gorsky served as CEO, the Board gave thoughtful and rigorous consideration to its governance structure and ultimately determined that combining the Chairman and CEO positions under the strong leadership of Mr. Gorsky would benefit all our stakeholders. Combining the roles of Chairman and CEO in Mr. Gorsky provides clear and unambiguous authority, which is essential to effective management. The Board and management can respond more effectively to a clearer line of authority. By designating Mr. Gorsky as both CEO and Chairman, the Board also sends an important signal to employees and shareholders about who is accountable. Further, given he is closer to the company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set the Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care. The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and a succession of effective leaders, and the Board believes this will continue under Mr. Gorsky.

8  •  Johnson & Johnson 2014 Proxy Statement

While deciding to combine the Chairman and CEO roles under Mr. Gorsky, the Board also recognized the importance for a board to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. Thus, in December 2012, at the same time that it decided to designate Mr. Gorsky as its Chairman and CEO, the Board took steps to enhance its governance structure. Specifically, the Board changed the title of the Presiding Director position, originally created in 2002, to Lead Director, and expanded the duties and responsibilities of the position. The following table describes the duties and responsibilities of our independent Lead Director.

Duties and Responsibilities of the Independent Lead Director

Board Agendas and Schedules

•  Approves information sent to the Board and determines timeliness of information flow from management.

•  Periodically provides feedback on quality and quantity of information flow from management.

•   Participates in setting, and ultimately approves, the agenda for each Board meeting.

•  Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•  With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

Committee Agendas and Schedules	• Reviews in advance the schedule of committee meetings. • Monitors flow of information from Committee Chairs to the full Board.
Board Executive Sessions

•  Has the authority to call meetings and Executive Sessions of the Independent Directors.

•   Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

Communicating with Management

•  After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.

•  Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

Communicating with Stakeholders

•  As necessary, meets with major shareholders or other external parties, after discussions with the Chair/CEO.

•   Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries.

•   Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

Chair and CEO Performance Evaluations	• Leads the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO.
Board Performance Evaluation	• Leads the annual performance evaluation of the Board.
New Board Member Recruiting	• Interviews Board candidates, as appropriate.
CEO Succession	• Leads the CEO succession process.
Crisis Management	• Plays an increased role in crisis management oversight, as appropriate.
Limits on Leadership Positions of Other Boards

•  May only serve as chair, lead or presiding director, or similar role, or as CEO or similar role at another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee.

Johnson & Johnson 2014 Proxy Statement  •  9

The Chairman of the Board will continue to be designated annually by the Board, and the independent Lead Director of the Board will continue to be designated annually by the independent members of the Board. Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for the company.

Standing Board Committees. The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee, each composed entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, composed of the Chairman of the Board and the Lead Director.

The following table shows the Directors who are currently members or chairmen of each of the standing Board Committees and the number of meetings each committee held in 2013.

Board Committee Membership

Director Audit Compensation & Benefits Nominating & Corporate Governance Public Policy Advisory(3) Regulatory, Compliance & Government Affairs Science, Technology and Sustainability Finance Mary Sue Coleman James G. Cullen(1) Ian E. L. Davis Alex Gorsky Michael M. E. Johns Susan L. Lindquist Anne M. Mulcahy Leo F. Mullin William D. Perez Charles Prince A. Eugene Washington Ronald A. Williams Number of meetings in 2012 4(2) 8 4 1 3 4 0 Chairman of the Board Chair Member Independent Director

(1)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(2)	Not standing for re-election in 2014.

(3)	Does not include teleconferences held prior to each release of quarterly earnings (four in total).

The Audit Committee represents and assists the Board by providing oversight of financial management, the internal auditors and the independent auditor and providing that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s financial reporting policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditor, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints the independent auditor. A copy of the charter of the Audit Committee is available on our website at www.investor.jnj.com/governance/committee.cfm. For more information on Audit Committee activities in 2013, see the Audit Committee Report on page 67 of this Proxy Statement.

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Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to: Audit Committee c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the U.S. Securities and Exchange Commission (SEC) after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The Compensation & Benefits Committee is responsible for establishing the company’s executive compensation philosophy and principles; reviewing, and recommending for approval by the independent Directors of the Board, the compensation for our Chief Executive Officer; approving the compensation for the company’s other executive officers; setting the composition of the group of peer companies used for comparison of executive compensation; overseeing the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover our employees; and reviewing, and recommending for approval by the full Board, the compensation for our Non-Employee Directors. The Compensation & Benefits Committee also provides oversight of the compensation philosophy and policies of the Management Compensation Committee, a non-Board committee composed of Mr. Gorsky (Chairman/CEO), Mr. Dominic J. Caruso (Chief Financial Officer) and Dr. Peter M. Fasolo (Vice President, Global Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees other than our executive officers. A copy of the charter of the Compensation and Benefits Committee is available on our website at www.investor.jnj.com/governance/committee.cfm.

The Compensation & Benefits Committee has retained Frederic W. Cook & Co., Inc. (FWC) as its independent compensation consultant for matters related to executive officer and Non-Employee Director compensation. The Compensation & Benefits Committee considered the following factors, among others, when assessing the independence of its compensation consultant:

•	FWC does not provide any other services to the company and reports directly to the Compensation & Benefits Committee;

•	FWC has in place policies and procedures to prevent conflicts of interest;

•	FWC has no significant business or personal relationship with any member of the Compensation & Benefits Committee or any executive officer;

•	The amount of fees paid to FWC in relation to FWC’s total revenues; and

•	Neither FWC nor any principal of FWC owns any shares of our common stock.

Based on this assessment, the Compensation & Benefits Committee determined FWC’s service as its independent compensation consultant did not raise any conflict of interest concerns. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see “Compensation Discussion and Analysis – Governance of Executive Compensation” on pages 48 and 49 of this Proxy Statement.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Nominating & Corporate Governance Committee also oversees the process for performance evaluations of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to

Johnson & Johnson 2014 Proxy Statement  •  11

review our executive succession plans, review and recommend director orientation and continuing orientation programs for Board members, and consider any questions of possible conflicts of interest. In addition, the Nominating & Corporate Governance Committee reviews potential candidates for the Board, as discussed on page 15 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Regulatory, Compliance & Government Affairs Committee assists the Board by providing oversight of regulatory, compliance, quality and governmental matters that may impact the company. The Regulatory, Compliance & Government Affairs Committee oversees the company’s major compliance programs with respect to regulatory requirements; oversees compliance with any ongoing Corporate Integrity Agreements or any similar significant undertakings by the company with a government agency; reviews the organization, implementation and effectiveness of the company’s compliance and quality programs; oversees the company’s Policy on Business Conduct and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; reviews the company’s governmental affairs strategies and priorities; and reviews the policies, practices and priorities for the company’s political expenditure and lobbying activities. A copy of the charter of the Regulatory, Compliance & Government Affairs Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Science, Technology & Sustainability Committee assists the Board of Directors in the general oversight of the significant scientific and technological aspects of the company’s businesses and the company’s sustainability activities. The Science, Technology & Sustainability Committee monitors and reviews the overall strategy, direction and effectiveness of the company’s research and development; serves as a resource and provides input, as needed, regarding the scientific and technological aspects of product safety matters; reviews the company’s policies, programs and practices on environment, health, safety and sustainability; assists the Board in identifying and comprehending significant emerging science and technology policy and public health issues and trends that may impact the company’s overall business strategy; and assists the Board in its oversight of the company’s major acquisitions and business development activities as they relate to the acquisition or development of new science or technology. A copy of the charter of the Science, Technology & Sustainability Committee can be found on our website at www.investor.jnj.com/governance/committee.cfm.

The Finance Committee is composed of the Chairman and Lead Director of the Board. The Committee exercises the authority of the Board during the intervals between Board meetings, as permitted by law. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

Executive Sessions. During 2013, each of the Audit, Compensation & Benefits, Nominating & Corporate Governance, Regulatory, Compliance & Government Affairs, and Science, Technology & Sustainability Committees met in Executive Sessions without members of management present. The independent Directors met seven times during 2013 in Executive Sessions, at every Board meeting, without the Chairman/CEO or any other member of management present, at which the Lead Director acted as Chairman.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to our stakeholders. Our enterprise risk management framework reflects a collaborative process, whereby our Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

The Board believes that, in light of the interrelated nature of the risks we face, oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

•	Strategy: Business Vitality; Strategic Planning; Talent Management; Reputation; Sustainability; Diversity

•	Reporting: Financial Results; Finance/Accounting; Internal Audit; Independent Audit; Tax; Treasury

•

Compliance: Law/Legal Proceedings; Legislative/Regulatory Environment; Health Care Compliance; Foreign Corrupt Practices Act; Environment, Health & Safety; Privacy; Quality; Product Safety/Scientific Issues

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•	Operations: Supply Chain (including Manufacturing/Business Continuity Planning); Security (including security of products, sites, personnel, and information); Research & Development

The Board also receives regular reports on aspects of our risk management from senior representatives of our independent auditor. In addition, the Audit Committee meets in private sessions with the Chief Financial Officer; General Counsel; Vice President of Internal Audit; and representatives of our independent auditor at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed. The Regulatory, Compliance & Government Affairs Committee meets in private sessions with the General Counsel; Chief Compliance Officer; Chief Quality Officer; and Vice President of Internal Audit, where aspects of risk management are discussed.

A copy of the Johnson & Johnson Framework for Enterprise Risk Management can be found on our website at www.jnj.com/about-jnj/management-approach.

Risk Related to Executive Compensation. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity-based compensation vesting over three years. See “Setting Compensation Targets” on page 47 of this Proxy Statement.

•	Balanced Approach to Performance-Based Awards:

– Performance targets are tied to multiple financial metrics, including operational sales growth, free cash flow, adjusted earnings per share growth, and long-term total shareholder return.
– Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

See “Long-Term Incentives” on page 43 of this Proxy Statement.

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap, and therefore, reduce the motivation to maximize performance in any one period. Performance Share Units, Restricted Share Units, and Stock Options vest three years from the grant date.

•	Capped Incentive Awards: Salary increases, annual performance bonuses, and long-term incentive awards are capped at 200% of target. See “Range of Awards” on page 48 of this Proxy Statement.

•

Stock Ownership Guidelines: The guidelines require our CEO to directly or indirectly own equity in our company of six times salary, and our other Executive Committee members to own equity of three times salary, and to retain this level of equity at all times while serving as an Executive Committee member. See “Stock Ownership Guidelines for Named Executive Officers” on pages 50 and 51 of this Proxy Statement.

•

Executive Compensation Recoupment Policy: This Policy gives our Board authority to recoup executive officers’ past compensation in the event of a material restatement of our financial results and for events involving material violations of company policy relating to the manufacturing, sales or marketing of our products. See “Executive Compensation Recoupment Policy” on page 51 of this Proxy Statement.

•

No Change-in-Control Arrangements: None of our executive officers have in place any change-in-control arrangements that would result in guaranteed payouts. See “No Change-in-Control Arrangements and Agreements” on page 50 of this Proxy Statement.

Communication with the Board. Shareholders, employees and others may contact the Board or any of our Directors (including the Lead Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on our website at www.investor.jnj.com/governance/communication.cfm. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm. If you have a general comment to the company (including complaints or questions about a product), go to the “Contact Us” section of our website at www.jnj.com.

Corporate Governance Materials. Shareholders can see our Restated Certificate of Incorporation; By-Laws; Principles of Corporate Governance; Charters of the Audit Committee, Compensation & Benefits Committee,

Johnson & Johnson 2014 Proxy Statement  •  13

Nominating & Corporate Governance Committee, Regulatory, Compliance & Government Affairs Committee and Science, Technology & Sustainability Committee; Policy on Business Conduct for employees; Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers; and other corporate governance materials on our website at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Secretary at our principal address.

Majority Vote Standard in Uncontested Director Elections. Our By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors. The majority standard applies only to uncontested Director elections. The proxy card for uncontested elections, including the election of Directors at the 2014 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also will allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under our By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at our Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover director”), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board has adopted a Director Resignation Policy for Incumbent Directors in Uncontested Elections, which would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

Our By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on our website at www.investor.jnj.com/governance/materials.cfm.

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Item 1: Election of Directors

Director Nomination Process. The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on our website at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with Our Credo;

•	reputation consistent with our image and reputation;

•	accomplishment within candidate’s field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and ability to represent all shareholders;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at our principal office at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees. There are 12 nominees for election as Directors of the company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors, or “Abstain” from voting, as instructed. See “Corporate Governance – Majority Vote Standard in Uncontested Director Elections” on page 14 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for Mark B. McClellan, who was appointed to the Board in October 2013, all of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the company. Dr. McClellan was initially identified as a potential nominee by a former Chairman/CEO of the company and recommended for nomination by the Nominating & Corporate Governance Committee.

In keeping with the Board’s policy on retirement of Directors, Dr. Michael M. E. Johns, elected to the Board in 2005, will not stand for re-election. The Board thanks Dr. Johns for his service.

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Below are summaries of the background, business experience and description of the principal occupation of each of the nominees.

Director since: 2003 Independent

MARY SUE COLEMAN, Ph.D., President, University of Michigan

Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to our Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Dr. Coleman, 70, joined the Board of Directors in 2003 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a Professor of Biological Chemistry in the University of Michigan Medical School and a Professor of Chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the Gerald R. Ford Foundation.

Other Public Company Board Service: Meredith Corporation (1997 to present)

Director since: 1995 Independent

JAMES G. CULLEN, Retired President and Chief Operating Officer, Bell Atlantic Corporation

With years of demonstrated managerial ability as CEO and COO of a large telecommunications company, and as the current independent, non-executive Chairman of the Board of Directors of Agilent Technologies, Inc. and NeuStar, Inc., Mr. Cullen brings to our Board a wealth of knowledge of organizational and operational management, as well as board leadership experience, essential to a large public company.

Mr. Cullen, 71, joined the Board of Directors in 1995 and is the Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen served as the Presiding Director of the Board from 2003 to 2012. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. Mr. Cullen is a Director of Eisenhower Medical Center.

Other Public Company Board Service: Agilent Technologies, Inc. (2000 to present; Non-Executive Chairman since 2005), NeuStar, Inc. (2005 to present; Non-Executive Chairman since 2010), Prudential Financial, Inc. (2001 to present; Lead Director since 2011)

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Director since: 2010 Independent

IAN E. L. DAVIS, Chairman, Rolls-Royce Holdings plc; Former Chairman and Worldwide Managing Director, McKinsey & Company

Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to our Board.

Mr. Davis, 63, joined the Board of Directors in 2010 and is a member of the Audit Committee and the Science, Technology & Sustainability Committee. Mr. Davis is currently Chairman, Rolls-Royce Holdings plc. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience includes oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; a non-executive Director of global energy group, BP plc.; a non-executive member of the UK’s Cabinet Office Board; a non-executive Director of Majid Al Futtaim Holding LLC; and Senior Advisor at Apax Partners, a private equity advisory firm.

Other Public Company Board Service: BP plc (2010 to present), Rolls-Royce Holdings plc (2013 to present; Non-Executive Chairman since 2013)

Director since: 2012 Management

ALEX GORSKY, Chairman, Board of Directors; Chief Executive Officer; Chairman, Executive Committee, Johnson & Johnson

Having started his career at Johnson & Johnson in 1988 and having been promoted to positions of increasing responsibility across business segments, culminating in his appointment to CEO and election to the Board of Directors in 2012, Mr. Gorsky brings a full range of strategic management expertise, a broad understanding of the issues facing a multinational business in the healthcare industry and an in-depth knowledge of the company’s business, history and culture to the Board and the Chairman position.

Mr. Gorsky, 53, assumed his current position as Chairman, Board of Directors, in December 2012. He was named Chief Executive Officer, Chairman of the Executive Committee and joined the Board of Directors in April 2012. Mr. Gorsky began his Johnson & Johnson career as a sales representative with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutical Inc., and in 2003 he was named Company Group Chairman of the Johnson & Johnson pharmaceutical business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join the Novartis Pharmaceuticals Corporation, where he served as head of the company’s pharmaceutical business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In early 2009, he was appointed Worldwide Chairman of the Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman of the Medical Devices and Diagnostics Group. Mr. Gorsky became Vice Chairman of the Executive Committee in January 2011. Mr. Gorsky also serves on the boards of the Travis Manion Foundation and the Congressional Medal of Honor Foundation.

Other Public Company Board Service: None.

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Director since: 2004 Independent

SUSAN L. LINDQUIST, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

With her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to our Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Dr. Lindquist, 64, joined the Board of Directors in 2004 and is Chairman of the Science, Technology & Sustainability Committee and a member of the Regulatory, Compliance & Government Affairs Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). In 2012, Dr. Lindquist received the Wilson Medal in Cell Biology and in 2013 the Dart Prize in Biotechnology. She has served on the Scientific Advisory boards of many independent research institutes, associations and foundations, including: The Genetics Society of America, the Hereditary Disease Foundation, the Massachusetts General Hospital, Brigham and Women’s Hospital and the Institute für Molekulare Biotechnology GmbH. Dr. Lindquist is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc.

Other Public Company Board Service: None

Director since: 2013 Independent

MARK B. MCCLELLAN, M.D., Ph.D., Senior Fellow in Economic Studies and Director of the Initiative on Value and Innovation in Health Care, Brookings Institution

With his extensive experience in public health policy, including as Commissioner of the U.S. Food and Drug Administration and Administrator for the U.S. Centers for Medicare & Medicaid Services, Dr. McClellan possesses broad knowledge of and unique insights into the challenges facing the health care industry, making him a valuable member of the board of a broad-based health care company.

Dr. McClellan, 50, joined the Board of Directors in October 2013, and is a member of the Regulatory, Compliance & Government Affairs Committee, and the Science, Technology & Sustainability Committee. He currently is a Senior Fellow in Economic Studies, and Director of the Initiative on Value and Innovation in Health Care at the Brookings Institution, which he joined in 2007, following a year as a visiting senior fellow at the American Enterprise Institute-Brookings Joint Center for Regulatory Studies. As former commissioner of the U.S. Food and Drug Administration from 2002 to 2004, and as the former administrator of the Centers for Medicare & Medicaid Services for the U.S. Department of Health and Human Services from 2004 to 2006, Dr. McClellan has more than two decades of public service and academic research experience. From 2001 to 2002, he served as a member of the President’s Council of Economic Advisers and senior director for health care policy at the White House. During President William J. Clinton’s administration, Dr. McClellan held the position of deputy assistant secretary of the Treasury for economic policy. Dr. McClellan previously served as an associate professor of economics and medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research.

Other Public Company Board Service: Aviv REIT, Inc. (2013 to present)

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Director since: 2009 Independent Lead Director

ANNE M. MULCAHY, Former Chairman and Chief Executive Officer, Xerox Corporation

Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents to our Board valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Ms. Mulcahy, 61, joined the Board of Directors in 2009 and became the Lead Director of the Board in December 2012. Ms. Mulcahy is a member of the Audit Committee, the Nominating & Corporate Governance Committee, and the Finance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010.

Other Public Company Board Service: Target Corporation (1997 to present), Graham Holdings Company (2008 to present), LPL Financial Holdings Inc. (2013 to present)

Recent Past Public Company Board Service: Citigroup Inc. (2004 to 2009), Xerox Corporation (2000 to 2010; Executive Chairman 2009 to 2010)

Director since: 1999 Independent

LEO F. MULLIN, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin’s depth and breadth of exposure to complex issues from having served as Chairman and CEO of one of the nation’s largest airlines, and his long and distinguished career in the banking industry, make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters to our Board.

Mr. Mullin, 71, joined the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Regulatory, Compliance & Government Affairs Committee. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin was Board Chairman of the Juvenile Diabetes Research Foundation (JDRF) from 2008 to 2010, and served as interim Chief Executive Officer of JDRF from July through December 2008.

Other Public Company Board Service: ACE Limited (2007 to present), Education Management Corporation (2009 to present)

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Director since: 2007 Independent

WILLIAM D. PEREZ, Senior Advisor, Greenhill & Co., Inc.; Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to our Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Mr. Perez, 66, joined the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc. (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital.

Other Public Company Board Service: Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service: Campbell Soup Company (2009 to 2012)

Director since: 2006 Independent

CHARLES PRINCE, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to our Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Mr. Prince, 64, joined the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003 and Chief Operating Officer from 2001 to 2002. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a member of the Council on Foreign Relations and The Council of Chief Executives.

Other Public Company Board Service: Xerox Corporation (2008 to present)

20  •  Johnson & Johnson 2014 Proxy Statement

Director since: 2012 Independent

A. EUGENE WASHINGTON, M.D., M.Sc., Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at the University of California, Los Angeles (UCLA); Chief Executive Officer of the UCLA Health System

Dr. Washington brings to the Board his distinct expertise born of significant achievements as a senior executive in academia, an accomplished clinical investigator, an innovator in health care, and a leader in shaping national health policy. With his unique combination of knowledge, skills and experience in organizational management, medical research, patient care, and public health policy, Dr. Washington provides an invaluable perspective for a company in the health care industry.

Dr. Washington, 63, joined the Board of Directors in November 2012 and is a member of the Science, Technology & Sustainability Committee and the Regulatory, Compliance & Government Affairs Committee. Dr. Washington is currently Vice Chancellor of Health Sciences, Dean of the David Geffen School of Medicine at UCLA; Chief Executive Officer of the UCLA Health System; and Distinguished Professor of Gynecology and Health Policy at UCLA. Prior to UCLA, he served as Executive Vice Chancellor and Provost at the University of California, San Francisco (UCSF) from 2004 to 2010. Dr. Washington co-founded UCSF’s Medical Effectiveness Research Center for Diverse Populations in 1993 and served as the director until 2005. He was Chair of the Department of Obstetrics, Gynecology, and Reproductive Sciences at UCSF from 1996 to 2004. Dr. Washington also co-founded the UCSF-Stanford Evidence-based Practice Center and served as its first director from 1997 to 2002. Prior to UCSF, Dr. Washington worked at the Centers for Disease Control and Prevention. Dr. Washington was elected to the National Academy of Sciences’ Institute of Medicine in 1997, where he served on its governing Council. He also served as Chair of the Board of Directors of the California HealthCare Foundation, as a member of the Scientific Management Review Board for the National Institutes of Health, and as founding Chair of the Board of Governors of the Patient-Centered Outcomes Research Institute. Dr. Washington is currently Vice Chairman of the Board of Directors of The California Wellness Foundation.

Other Public Company Board Service: None

Director since: 2011 Independent

RONALD A. WILLIAMS, Former Chairman and Chief Executive Officer, Aetna Inc.

With his long and distinguished career in the health care industry, from his experience leading one of Fortune’s Most Admired health care companies to his career-long role as an advocate for meaningful health care reform, Mr. Williams provides our Board with an exceptional combination of operational management expertise and insight into both public health care policy and the health care industry critical to a large public company in the health care industry.

Mr. Williams, 64, joined the Board of Directors in June 2011 and is a member of the Compensation & Benefits Committee and the Regulatory, Compliance & Government Affairs Committee. Mr. Williams served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010, and as Chairman from 2010 until his retirement in April 2011. He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government. He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC, and serves as Chairman of the board of Envision Healthcare Holdings Inc. In addition, Mr. Williams lends his time and expertise to a number of organizations, such as the International Federation of Health Plans. He also serves on the board of the Peterson Institute for International Economics and on the Advisory Board of the Peterson Center on Healthcare. Previously, Mr. Williams served as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010 and Vice Chairman of The Business Council from 2008 to 2010.

Other Public Company Board Service: The Boeing Company (2010 to present); American Express Company (2007 to present), Envision Healthcare Holdings Inc. (Non-Executive Chairman since 2011)

Recent Past Public Company Board Service: Aetna Inc. (2006 to 2011; Executive Chairman 2010 to 2011)

Johnson & Johnson 2014 Proxy Statement  •  21

Other Information. SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

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22  •  Johnson & Johnson 2014 Proxy Statement

Director Compensation – 2013

The following table provides information concerning the compensation of our Non-Employee Directors for 2013. Mr. Gorsky was an employee of the company and therefore received no additional compensation for his service as a Director. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

A	B	C	D	E
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation($)	Total ($)
M. S. Coleman	$110,000	$144,989	$20,710	$275,699
J. G. Cullen	135,000	144,989	20,000	299,989
I. E. L. Davis	110,000	144,989	0	254,989
M. M. E. Johns(1)	110,000	144,989	10,000	264,989
S. L. Lindquist	130,000	144,989	1,631	276,620
M. B. McClellan(2)	27,500	0	0	27,500
A. M. Mulcahy	140,000	144,989	0	284,989
L. F. Mullin	130,000	144,989	21,884	296,873
W. D. Perez	130,000	144,989	20,000	294,989
C. Prince	130,000	144,989	20,524	295,513
D. Satcher(3)	36,667	144,989	22,247	203,903
A. E. Washington	110,000	144,989	5,772	260,761
R. A. Williams	110,000	144,989	0	254,989

(1)	Not standing for re-election in 2014.
(2)	Joined the Board on October 15, 2013. Cash fees are pro-rated for three months of service.
(3)	Retired from the Board in April 2013. Cash fees are pro-rated for partial year of service.

Fees Earned or Paid in Cash (Column B)

Board Retainer. Each Non-Employee Director received an annual cash retainer of $110,000 for his or her service as a member of our Board of Directors, except as noted above in the table.

Committee Chair Retainer. The Chairman of the Audit Committee received an annual cash retainer of $25,000 and the Chairs for all other Board committees received an annual cash retainer of $20,000.

Lead Director Retainer. In 2013, Ms. Mulcahy served as the Lead Director and was paid an additional annual cash retainer of $30,000.

Stock Awards (Column C)

All figures in column C represent the grant date fair value, computed in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Deferred Share Units. Pursuant to the terms of the Deferred Fee Plan for Non-Employee Directors, each Non-Employee Director received a grant of deferred share units having a value of $145,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,926 deferred share units on February 11, 2013, except for Dr. McClellan who joined the Board in October 2013. Deferred share units are settled in cash upon termination of his or her directorship.

Johnson & Johnson 2014 Proxy Statement  •  23

Stock Ownership Guidelines. Under the company’s stock ownership guidelines, Non-Employee Directors must own company stock equal to five times the annual Board retainer. Stock ownership for the purpose of these guidelines includes shares directly owned by the Director, restricted shares and deferred share units. Non-Employee Directors are required to achieve the ownership threshold within five years after first becoming a Director. Our policy prohibits Non-Employee Directors from transacting in derivative instruments linked to the performance of our securities. As of March 1, 2014, all of our Non-Employee Directors, except for Dr. McClellan and Dr. Washington, who each joined the Board within the past three years, had met the stock ownership threshold.

All Other Compensation (Column D)

The amounts reported in column D represent the aggregate dollar amount for each Non-Employee Director for charitable matching contributions and tax reimbursements.

Charitable Matching Contributions. Non-Employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a two-to-one basis, up to $20,000 per year per person to certain charitable institutions.

Tax Reimbursements. Spouses of Non-Employee Directors were invited to attend a Director’s retirement dinner in February 2013 and the Annual Meeting of Shareholders in April 2013. Directors whose spouses attended these events were imputed income for spousal travel on company aircraft and were reimbursed for the taxes owed on such imputed income. In June 2013, tax reimbursements for Non-Employee Directors were eliminated.

The following table shows the specific dollar amount for the charitable matching contribution and tax reimbursements included in column D.

Name	Charitable Matching Contributions	Tax Reimbursements	Total
M. S. Coleman	$20,000	$ 710	$20,710
J. G. Cullen	20,000	0	20,000
I. E. L. Davis	0	0	0
M. M. E. Johns(1)	10,000	0	10,000
S. L. Lindquist	1,300	361	1,661
M. B. McClellan(2)	0	0	0
A. M. Mulcahy	0	0	0
L. F. Mullin	20,000	1,884	21,884
W. D. Perez	20,000	0	20,000
C. Prince	20,000	524	20,524
D. Satcher (3)	20,000	2,247	22,247
A. E. Washington	2,000	3,772	5,772
R. A. Williams	0	0	0

(1)	Not standing for re-election in 2014.
(2)	Joined the Board on October 15, 2013.
(3)	Retired from the Board in April 2013.

Deferred Fee Plan for Non-Employee Directors

Voluntary Deferrals into Deferred Share Units. Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her cash retainers until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in our common stock. As a Non-Employee Director who has served on the Board since prior to January 1, 1996, Mr. Cullen may elect to “invest” deferred fees into Certificates of Long-term Compensation under the Certificates of Long-term Compensation Plan up to the time of termination of his directorship. Currently, Mr. Cullen has not elected this option. All Deferred Share Units held in each Non-Employee Director’s Deferred Fee Account accrue dividend

24  •  Johnson & Johnson 2014 Proxy Statement

equivalents in the same amount and at the same time as dividends on our common stock. In 2013, Drs. Johns, Lindquist and Washington and Mr. Williams elected to defer all of their 2013 cash retainers.

Deferred Compensation Balances. At December 31, 2013, the aggregate number of deferred share units (including dividend equivalents) held in each Non-Employee Director’s Deferred Fee Account was as follows:

Name	Deferred Share Units (#)
M. S. Coleman	19,150
J. G. Cullen	36,716
I. E. L. Davis	2,726
M. M. E. Johns(1)	19,355
S. L. Lindquist	20,378
M. B. McClellan(2)	0
A. M. Mulcahy	2,726
L. F. Mullin	13,677
W. D. Perez	8,067
C. Prince	8,461
D. Satcher(3)	0
A. E. Washington	3,416
R. A. Williams	4,022

(1)	Not standing for re-election in 2014.
(2)	Joined the Board on October 15, 2013.
(3)	Retired from the Board in April 2013.

Additional Arrangements

We pay for or provide (or reimburse Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings and director orientation or other relevant educational programs.

2014 Non-Employee Director Compensation

On October 17, 2013, the Board approved the following 2014 compensation for Non-Employee Directors:

•	Annual Cash Retainer of $110,000

•	Annual Grant of Deferred Share Units valued at $155,000

In addition, the Lead Director will receive an annual cash retainer of $30,000, the Chairman of the Audit Committee will receive an annual cash retainer of $25,000, and the Chairs of all other Board committees will receive an annual cash retainer of $20,000.

Johnson & Johnson 2014 Proxy Statement  •  25

Stock Ownership and Section 16

Compliance

The following table sets forth information regarding beneficial ownership of our common stock by each Director; our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation” on pages 52 to 65 of this Proxy Statement (each a “named executive officer”), and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Gorsky and Ullmann are deemed to “control” an additional 6,036,804 shares of our stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 380,005 shares. In the aggregate, these 6,416,809 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 25, 2014 (except shares held in our Savings Plans, which are included as of January 31, 2014).

Name	Number of Common Shares(1) (#)	Deferred Share Units(2) (#)	Common Shares Underlying Options or Stock Units(3) (#)	Total Number of Shares Beneficially Owned
Dominic J. Caruso	61,894	12,446	550,101	624,441
Mary Sue Coleman	13,602	20,863	0	34,465
James G. Cullen	3,935	38,429	0	42,364
Ian E. L. Davis	4,193	4,439	0	8,632
Alex Gorsky	78,959	0	264,465	343,424
Michael M. E. Johns(4)	15,290	21,068	0	36,358
Susan L. Lindquist	15,596	22,091	0	37,687
Mark B. McClellan(5)	0	1,713	0	1,713
Anne M. Mulcahy	5,789	4,439	0	10,228
Leo F. Mullin	27,395	15,390	0	42,785
William D. Perez	19,622	9,780	0	29,402
Sandra E. Peterson	9,521	0	0	9,521
Charles Prince	21,445	10,174	0	31,619
Paulus Stoffels	27,453	0	68,550	96,003
Michael H. Ullmann	63,349	0	73,361	136,710
A. Eugene Washington	0	5,129	0	5,129
Ronald A. Williams	3,650	5,735	0	9,385
All Directors and executive officers as a group (18)	380,005	171,696	1,001,338	1,553,039

(1)

The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, including shares held in 401(k) and Employee Stock Ownership Plans, and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement. Mr. Prince disclaims beneficial ownership of 800 shares listed as owned by him.

(2)

Includes deferred share units credited to Non-Employee Directors under our Deferred Fee Plan for Non-Employee Directors and deferred share units credited to the executive officers under our Executive Income Deferral Plan.

(3)	Includes shares underlying options exercisable on February 25, 2014, options that became exercisable within 60 days thereafter and restricted share units that vest within 60 days thereafter.

(4)	Not standing for re-election in 2014.

(5)	Became a member of the Board in October 2013.

26  •  Johnson & Johnson 2014 Proxy Statement

As of March 1, 2014, the following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	159,666,403 shares(1)	5.7%(1)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	159,664,468 shares(2)	5.7%(2)

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on January 29, 2014, BlackRock, Inc. reported aggregate beneficial ownership of approximately 5.7%, or 159,666,403 shares, of our common stock as of December 31, 2013. BlackRock reported that it possessed sole voting power of 128,614,965 shares and sole dispositive power of 159,666,403 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)

Based solely on a Schedule 13G filed with the SEC on February 3, 2014, State Street Corporation, as the parent holding company of several subsidiaries in their capacities as investment advisors or banks, reported aggregate beneficial ownership of approximately 5.7%, or 159,664,468 shares, of our common stock as of December 31, 2013. State Street reported that it possessed shared voting power and shared dispositive power of 159,664,468 shares, and that it did not possess sole voting power or sole dispositive power over any shares beneficially owned.

As a result of being a beneficial owner of more than 5% of our stock, BlackRock is currently considered a “related person” under our Policy on Transactions with Related Persons. Certain of our U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $2.2 million in fees during fiscal year 2013.

Similarly, State Street is also currently considered a “related person” under our Policy on Transactions with Related Persons as a result of being a beneficial owner of more than 5% of our stock. Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide certain banking services, including trustee, custodial, investment management, administrative, and ancillary investment services. In connection with these services, we paid State Street approximately $9.4 million in fees during fiscal year 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of Forms 3, 4 and 5 and amendments thereto in our possession and written representations furnished to us, we believe that during 2013 all reports for our executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except for one report to disclose one transaction by Mr. Stephen Cosgrove (Controller, Chief Accounting Officer) that was not filed on a timely basis. The report was subsequently filed.

Johnson & Johnson 2014 Proxy Statement  •  27

Transactions with Related Persons

For the period beginning January 1, 2013 and ending March 1, 2014, there were no transactions, or currently proposed transactions, in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except as reported on page 27 and the following:

Mr. Michael Ullmann is Vice President, General Counsel of the company. Mr. Ullmann’s brother, Mr. Robert Ullmann, was a partner in the law firm Nutter, McClennen & Fish LLP (Nutter McClennen) through April 25, 2013, when he left the firm to become an associate justice in the Superior Court of Massachusetts. The company has engaged Nutter McClennen from time to time since 1974 in the ordinary course of its business and on an arm’s length basis. The relationship between the company and Nutter McClennen began before Mr. Michael Ullmann was employed by the company and before Mr. Robert Ullmann was employed by Nutter McClennen. For the period from January through April 2013, the company paid approximately $3.5 million to Nutter McClennen for legal services. Mr. Robert Ullmann did not bill any legal services to the company in 2013. While Mr. Robert Ullmann was a partner with the firm, Mr. Michael Ullmann formally recused himself from any involvement with respect to the company’s retention of, or payments to, Nutter McClennen.

A sister-in-law of Dr. Paulus Stoffels, Chief Scientific Officer and Worldwide Chairman, Pharmaceuticals, is a Senior Manager at Janssen Pharmaceutica NV, a subsidiary of the company, and earned €100,049 in base salary and annual performance bonus in 2013. She also participates in the general welfare and benefit plans of Janssen Pharmaceutica NV. Her compensation was established in accordance with Janssen Pharmaceutica NV’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Stoffels does not have a material interest in his sister-in-law’s employment, nor does he share a household with her.

These transactions were ratified by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described below.

Policies and Procedures. Our written Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the company is a participant and any related person has a material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons would include our Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of our outstanding common stock.

Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all of our Directors and executive officers have a duty to report to the Chairman, Vice Chairman or the Lead Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Lead Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the company for service as a Director or executive officer of the company;

•

transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

28  •  Johnson & Johnson 2014 Proxy Statement

•

contributions by the company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee under a trust indenture, or party performing similar banking services.

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Johnson & Johnson 2014 Proxy Statement  •  29

Compensation Committee Report

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 31 through 51, be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013.

Mr. Charles Prince, Chairman

Dr. Michael M. E. Johns

Mr. William D. Perez

Mr. Ronald A. Williams

30  •  Johnson & Johnson 2014 Proxy Statement

Compensation Discussion and Analysis

Johnson & Johnson 2014 Proxy Statement  •  31

Executive Summary

KEY PERFORMANCE AND COMPENSATION HIGHLIGHTS

•   Successfully achieved our near-term priorities in 2013:

•   Exceeded all of our financial goals

•   Restored a reliable supply of approximately 75% of our U.S. OTC products to the shelves

•   Made substantial progress integrating DePuy-Synthes, the world’s leading orthopaedics company with 85% of its key product platforms in the #1 or #2 market positions

•   Built on the strong momentum in our Pharmaceutical business with 3 key new product launches and achieving 12% operational sales growth – making us the fastest growing of the top 10 pharmaceutical companies worldwide

•   Advanced our long-term growth drivers:

•   We met our Creating Value through Innovation objectives, gaining or holding market share in 14 out of 18 key product platforms and launching several successful new products

•   We exceeded our Excellence in Execution (quality, supply, and organizational effectiveness) objectives, restoring U.S. OTC products to the market and strengthening and streamlining our global supply chain

•   We exceeded our Global Reach (global sales growth) objectives, driven by outstanding Pharmaceutical business and developed market growth

•   We met our Leading with Purpose (talent, engagement, and reputation) objectives, strengthening the talent pipeline, retaining key talent, and improving employee engagement and reputational standings

•   Provided appropriate compensation for our CEO and other Named Executive Officers based on the Board’s assessment of their results and leadership

•   Received strong support for our named executive officer compensation in our 2013 “Say on Pay” vote – 94% in favor

•   Extended our new long-term incentive program and granted performance share units with payouts contingent on the achievement of specific financial goals to all of our top executives – over 400 executives worldwide

•   Adopted a compensation recoupment policy applicable to senior executives for material violations of company policy relating to the manufacturing, sales or marketing of company products

•   Continued our shareholder and other stakeholder outreach on our executive compensation program

32  •  Johnson & Johnson 2014 Proxy Statement

 2013 COMPANY PERFORMANCE

The company’s 2013 performance was excellent compared to the goals set for determining compensation. We exceeded all of our financial goals and met or exceeded most of our strategic goals for 2013.

•	Our total sales on an operational basis grew 7.7% which exceeded our goal of 5.2% – 6.2% growth.

In 2013, operational sales growth was driven by strong performance across our businesses. We exceeded our goals in both our Pharmaceutical business and developed markets. In our Consumer business we delivered sales and cash flow in excess of our goals. Our Medical Devices and Diagnostics businesses experienced challenging market conditions, however, they achieved overall strong performance in emerging markets.

In addition, our operational sales of $72.4 billion exceeded our 2013 performance share unit goal of $71.1 billion (as summarized on page 38).

•	We generated free cash flow of $13.8 billion, which exceeded our goal of $12.6 – $13.6 billion.

•	We grew earnings per share (excluding special items) 7.8% on an operational basis, which exceeded our goal of 4.0% – 6.0% growth.

•	We met our Creating Value through Innovation objectives.

In 2013, in 14 out of 18 key in-line product platforms we gained (12) or held (2) market share. We had several successful new product launches including INVOKANA® (a type 2 diabetes treatment), IMBRUVICA™ (a cancer treatment), the ATTUNE™ knee, and the EVARREST™ Fibrin Sealant Patch (a patch to help stop bleeding during surgery). Our R&D productivity and launch capabilities have made us the fastest growing of the top 10 pharmaceutical companies worldwide. As a result of the successful U.S. re-launch, the OTC business gained market share globally.

•	We exceeded our Excellence in Execution (quality, supply, and organizational effectiveness) objectives.

In 2013, we exceeded our goals in delivering on quality and supply standards and in improving our organizational effectiveness and capabilities (across R&D and the customer-facing operations). We met our objective of restoring approximately 75% of our planned U.S. OTC products to the shelves and have strengthened and streamlined our global supply chain to ensure we can reliably meet demand around the world.

•	We exceeded our Global Reach (global sales growth) objectives.

Operational sales growth was driven by outstanding Pharmaceutical (12.0%) and developed market (7.4%) growth. Operational sales growth in emerging markets was strong (8.4%), but did not meet the objectives we set for ourselves.

•	We met our Leading with Purpose (talent, engagement, and reputation) objectives.

We strengthened our leadership talent pipeline and retained critical talent. Our employee engagement scores and reputational standings improved.

•	We have resolved significant aspects of several complex and lengthy legal matters, including litigation involving RISPERDAL® and the DePuy ASR™ hip system.

•	We are on track to achieve our long-term strategic objectives with the DePuy-Synthes integration.

Our strategic objective of creating the best and largest orthopaedics company remains on track with 85% of product platforms having #1 or #2 market positions. We met several important integration goals in 2013, including organizational integration, cost synergies, and quality remediation.

Johnson & Johnson 2014 Proxy Statement  •  33

Financial Objective	Goal	2013 Results
2013 Operational Sales Growth(1)	5.2% – 6.2%	7.7%
2013 Free Cash Flow(2)	$12.6 – 13.6B	$13.8B
2013 Total Adjusted Operational EPS Growth(3)	4.0% – 6.0%	7.8%

(1)

Operational Sales Growth is the sales increase due to volume and price, excluding the effect of currency translation. As set forth in the Management’s Discussion and Analysis section on page 3 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 (“2013 Form 10-K”), our 2013 Operational Sales Growth was 7.7%.

(2)

As set forth in the Consolidated Statements of Cash Flows on page 24 of our 2013 Form 10-K, net cash from operating activities was $17.4 billion and additions to property, plant and equipment were $3.6 billion. For compensation purposes, Free Cash Flow is the net cash from operating activities less additions to property, plant and equipment ($17.4 billion - $3.6 billion = $13.8 billion).

(3)

Adjusted EPS excludes special items as set forth in Exhibit 99.2O to the company’s Current Report on Form 8-K dated January 21, 2014. For compensation purposes, Adjusted Operational EPS Growth also excludes the effect of currency translation. Adjusted EPS and Adjusted Operational EPS are non-GAAP financial measures. The following is a reconciliation of Adjusted EPS and Adjusted Operational EPS to Diluted EPS (the most directly comparable GAAP measure):

	2013 Actual $ per share	% Change vs. Prior Year*
Diluted EPS	$4.81
Special Items	0.71
Adjusted EPS	5.52	8.2%
Currency Translation	(0.02)
Adjusted Operational EPS	5.50	7.8%
*	Prior year Adjusted EPS = $5.10

The Committee believed that 2013 was a year of excellent financial and strong strategic performance. In 2013, we successfully executed our near-term priorities: exceeding our financial goals; restoring a reliable supply of approximately 75% of our U.S. OTC products to the market; integrating DePuy-Synthes; and building on the strong momentum in our Pharmaceutical business. We also advanced our long-term growth drivers: Creating Value through Innovation; Excellence in Execution; Global Reach; and Leading with a Purpose.

 CEO PAY

Performance:

The Board based its assessment of Mr. Gorsky primarily upon its evaluation of the company’s performance. The Board believes that the company delivered excellent financial and strong strategic performance in 2013 under Mr. Gorsky’s leadership as summarized under “2013 Company Performance” on page 33.

Compensation Decisions:

The Board’s compensation decisions for Mr. Gorsky reflect the Board’s assessment of his 2013 performance: delivering strong company performance and above-expectations leadership. The Board recognized Mr. Gorsky’s 2013 performance by awarding him an annual performance bonus at 120% of target and long-term incentives at 125% of target. In addition, based on the assessment of his performance for 2013, the scope of his responsibilities, experience, and the relative position of his salary to the market data, the Board believed it was appropriate to increase Mr. Gorsky’s 2014 total direct compensation opportunity. The Board focused the increase only on his variable pay opportunity. Therefore, the Board increased his 2014 annual performance bonus target and his 2014 long-term incentive target while maintaining his base salary at $1,500,000. Please see “2014 Award Values for Individual Pay Components” and “2014 Salary Increases” on page 41 for details on the awards, total direct compensation, and base salary increase.

34  •  Johnson & Johnson 2014 Proxy Statement

The actual pay mix for Mr. Gorsky for 2013 is displayed below. Please see “2014 Award Values for Individual Pay Components” on page 41 for details on the mix of base salary, annual performance bonus, and long-term incentive awards.

 SHAREHOLDER OUTREACH AND COMPENSATION PROGRAM CHANGES

In 2013, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay”. Approximately 94% of the votes cast voted in favor of our executive compensation program as disclosed in our 2013 Proxy Statement. We believe that this strong support for the named executive officer compensation resulted from our direct engagement with our shareholders over the past several years and the substantial changes we made to our executive compensation program based on our stakeholder feedback.

During the past three years, our CEO, Compensation & Benefits Committee Chair, Lead Director, and members of senior management have reached out to shareholders and other key stakeholders to gather feedback on our executive compensation program and to better understand the underlying reasons for our Say on Pay results. This included:

•	Discussions with a diverse mix of individual and institutional shareholders;

•	Review of written correspondence submitted by individual and institutional shareholders to the Board and management;

•	Analysis of market practices at peer companies;

•	Advice from the Committee’s independent compensation consultant; and

•	Discussions with proxy advisory services and corporate governance research firms.

Based on stakeholder feedback, we made substantial changes to our executive compensation program over the past several years:

2011-2012:

•

Redesigned Long-Term Incentives for Executive Officers: We redesigned our long-term incentive program to enhance our pay-for-performance alignment. Our new long-term incentive program includes a mix of: performance share units (PSUs); stock options; and restricted share units (RSUs). The number of shares actually earned at the end of the three-year period will vary from 0% to 200% of the target number of PSUs granted based on the company’s performance against three equally-weighted goals that directly align with, or help drive, long-term total shareholder return: sales, earnings per share (EPS), and relative total shareholder return (TSR). Our executive officers received their first grants under the new program in January 2012.

Johnson & Johnson 2014 Proxy Statement  •  35

We use the following performance measures to drive alignment of pay and long-term total shareholder return:

Sales: One-third (1/3) of the PSUs are tied to the achievement of three 1-year sales goals. We are using three 1-year goals because of the difficulty in setting meaningful long-term sales goals. We believe that it is important to include a sales goal to motivate delivering higher EPS through top-line growth.

Earnings Per Share: One-third (1/3) of the PSUs are tied to the achievement of 3-year adjusted operational EPS goals. We view adjusted operational EPS growth as a key long-term driver of TSR.

Total Shareholder Return: One-third (1/3) of the PSUs are tied to the achievement of 3-year TSR goals relative to our Competitor Composite Peer Group. If we outperform our Competitor Composite Peer Group and our TSR is negative, the PSUs tied to TSR goals would be capped at 100% of target.

Stock Price Appreciation: Our stock options have value to recipients only if the stock price appreciates.

Stock Price: The underlying value of each PSU and RSU rises and falls in value with the share price.

2012-2013:

•

Extended our Redesigned Long-Term Incentives to All Executives Worldwide: We extended the changes in long-term incentive design to all of our top executives (over 400 executives around the world). We educated the executive team on the new program during 2012; and the entire executive team, including our executive officers, received grants under the new program in January 2013.

•

No Above-Median Targeting of Executive Compensation: We decided not to target total direct compensation for our executive officers to a specific percentile of our Executive Peer Group. In the past, we had targeted between the 50th and 75th percentiles. The Committee will continue to review market data as one factor, along with the individual’s performance and alignment with our Credo values, our internal bonus and long-term incentive opportunities as a percent of salary, the individual’s roles and responsibilities, and his or her experiences in those roles in determining compensation levels for our executive officers.

•	No Tax Gross-Ups: We eliminated all tax reimbursements for our executive officers that are not provided pursuant to our standard relocation practices.

•

Adopted a Recoupment Policy: We adopted a compensation recoupment policy applicable to senior executives for material violations of company policy relating to the manufacturing, sales or marketing of company products.

Our outreach efforts and the substantial changes we have made to our executive compensation program have been well received by most shareholders and other key stakeholders. They also understand that it will take several years to see the impact of the changes we made fully reflected in our Summary Compensation Table, since legacy cash-based long-term incentive awards will continue to vest for several years while long-term incentive awards are being made under the new program.

Our outreach efforts have helped us understand our shareholder and other stakeholder concerns. We believe that the substantial changes we have made to our executive compensation program over the past several years have addressed many of our key stakeholders’ prior concerns and have helped drive performance and accountability throughout the company.

When casting your 2014 Say on Pay vote, we encourage you to consider: our direct engagement with our shareholders; the substantial changes to our executive compensation program we have made based on that feedback; the pay-for-performance alignment built into the design of incentive programs; and the alignment of the 2013 compensation of our Chairman/CEO and our other named executive officers with our company’s 2013 performance.

36  •  Johnson & Johnson 2014 Proxy Statement

 KEY FEATURES OF OUR 2014 EXECUTIVE COMPENSATION PROGRAM

The Committee believes that the executive compensation program includes key features that align the interests of the named executive officers and Johnson & Johnson’s long-term strategic direction with shareholders and does not include features that could misalign their interests.

What We Do

•	Align CEO Pay with Company Performance:
Our CEO’s actual pay is aligned with actual total shareholder returns.

•	Use Long-Term Incentives to Link the Majority of Named Executive Officer Pay to Company Performance:
Over two-thirds of pay for our named executive officers is long-term incentives linked to growing sales, EPS, TSR, and our stock price.

•	Balance Short-Term and Long-Term Incentives:
The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.

•	Cap Incentive Awards:
Awards under both our annual and long-term incentive plans are capped at 200% of target.

•	Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:
The Committee regularly reviews the risks related to our executive compensation program, and our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•	Require Named Executive Officers to Maintain Stock Ownership:
Our CEO must own 6x salary and our other named executive officers must own 3x salary worth of our company stock within 5 years of first becoming executive officers.

•	Have a Compensation Recoupment Policy Applicable to our Named Executive Officers:
The Board has the authority to recoup compensation that resulted from a material misstatement of financial results or in the event of material violations of company policy relating to the manufacturing, sales or marketing of company products.

What We Don’t Do

•	No Above-Median Targeting of Executive Compensation:
We do not target total direct compensation of our executive officers above the median of our Executive Peer Group.

•	No Dividend Equivalents on Unvested Long-Term Incentives:
Since 2010, we do not pay dividend equivalents on unvested awards and do not pay any dividend equivalents under our new long-term incentive program.

•	No Change-in-Control Benefits:
No named executive officer is covered by a change-in-control or “golden parachute” agreement and there are no change-in-control provisions in any of our compensation plans.

•	No Option Repricing without Shareholder Approval
Our long-term incentive plans prohibit repricing of options unless we receive approval from our shareholders.

•	No Hedging of Company Stock:
Our named executive officers are prohibited from hedging their company stock.

•	No Tax Gross Ups:
We do not provide tax reimbursements unless they are provided pursuant to our standard relocation practices.

Johnson & Johnson 2014 Proxy Statement  •  37

2014 Compensation Decisions for 2013 Performance

 2013 OPERATIONAL SALES PERFORMANCE VERSUS PSU GOALS

In 2013, we completed the first year of the PSU performance period for our 2013-2015 awards and the second year of the PSU performance period for our 2012-2014 awards. One-third (1/3) of our PSUs are based on performance against 1-year operational sales goals for each year of the performance period. One-ninth (1/9) of both the 2013-2015 and 2012-2014 PSUs are based on performance versus the 2013 operational sales goals since sales has an overall weighting of one-third (1/3) and each 1-year operational sales goal represents one-third (1/3) of the performance period.

Based on 2013 performance, 137.0% of the one-ninth (1/9) of the 2013-2015 and 2012-2014 PSUs that are tied to the operational sales results were achieved as follows:

Fiscal Year 2013 Operational Sales Goals
Level	Operational Sales ($ Millions)	PSUs Earned(1) (% of target)
Maximum	$74,610	200%
Target	71,055	100
Threshold	67,500	50
<Threshold	<67,500	0
2013 Result(2)	$72,369	137.0%

(1)     If performance falls between threshold and target or between target and maximum, the vesting percentage is determined by the Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to a performance objective if the threshold level of performance is not attained for the objective.

(2) Operational sales is a non-GAAP financial measure. The following is a reconciliation of operational sales to sales (the most directly comparable GAAP measure):

($ Millions)
2013 Sales	$71,312
Currency translation	1,057
Total 2013 Operational Sales	$72,369

Performance Share Units Earned to Date

Based on our operational sales performance in 2012 and 2013, 24.8% of the 2012-2014 PSUs granted have been earned and 15.2% of the 2013-2015 PSUs granted have been earned. The number of PSUs earned based on our adjusted operational earnings per share and relative total shareholder return performance will be determined after the completion of the 3-year performance periods. The entire PSU awards are subject to 3-year vesting periods, so earned units will only vest after the completion of the 3-year cycle. The following table shows the PSUs earned to date highlighting the contribution of the 2013 operational sales performance.

		PSUs Earned Based on Performance to Date
Performance Period and Performance Measures	Weight	2012	2013	2014	2015	Total
2012 – 2014 Performance Share Units
Operational Sales	1/3rd	86.0%	137.0%	TBD 2014		24.8%
Cumulative Adjusted Operational Earnings per Share	1/3rd	TBD 2012-2014				0.0%
Relative Total Shareholder Return	1/3rd	TBD 2012-2014				0.0%
Total						24.8%
2013 – 2015 Performance Share Units
Operational Sales	1/3rd		137.0%	TBD 2014	TBD 2015	15.2%
Cumulative Adjusted Operational Earnings per Share	1/3rd		TBD 2013-2015			0.0%
Relative Total Shareholder Return	1/3rd		TBD 2013-2015			0.0%
Total						15.2%

38  •  Johnson & Johnson 2014 Proxy Statement

 OTHER NAMED EXECUTIVE OFFICER PAY

Dominic J. Caruso: Vice President, Finance; Chief Financial Officer

Performance:

Mr. Caruso contributed to the company’s performance as a member of the Executive Committee. (See “2013 Company Performance” on page 33 for the Committee’s evaluation of the company’s performance for 2013). In addition to his contribution to our company’s overall performance, Mr. Caruso drove strong financial forecasting, financial metrics and cash flow management, which enabled the organization to continue to deliver strong adjusted earnings growth and allowed the company to continue to increase the dividend for the 51st consecutive year by 8.2% in 2013. He drove clear and effective analysis of M&A activity with prioritization and focus on capital allocation, and effectively planned and executed a $3.5 billion debt offering. He delivered above benchmark results in procurement. He continued to build strong relationships and external partnerships with the financial community and was actively involved in industry coalitions, while also providing strong leadership within the Finance function.

Compensation Decisions:

Based on the assessment of his performance for 2013, his scope of responsibilities, experience, and the relative position of his salary to the market data, the Committee awarded Mr. Caruso a salary increase of 4.0% of salary, an annual performance bonus at 120% of target, and long-term incentives at 110% of target. Please see “2014 Award Values for Individual Pay Components” and “2014 Salary Increases” on page 41 for details on the awards, total direct compensation, and the salary increase.

Paulus Stoffels: Chief Scientific Officer; Worldwide Chairman, Pharmaceuticals

Performance:

Dr. Stoffels contributed to the company’s performance as a member of the Executive Committee. (See “2013 Company Performance” on page 33 for the Committee’s evaluation of the company’s performance for 2013). In addition to his contribution to our company’s overall performance, Dr. Stoffels led the Pharmaceutical Research & Development organization to deliver an industry leading portfolio of innovative medicines and line extensions, resulting in significant growth of the Pharmaceutical business worldwide; boosted the value of our pharmaceutical product pipeline, which today features five breakthrough therapy indications; significantly increased the value of our internally discovered product pipeline; and established a large number of external collaborations and partnership agreements to access late stage innovations. Under Dr. Stoffels’ leadership, our new drug portfolio now features transformational new therapies for cancer, schizophrenia, diabetes, inflammation, infectious diseases, and cardiovascular diseases, with significant impact on health in the world. Dr. Stoffels advanced the overall R&D agenda at the company and launched three new Innovation Centers in San Francisco, Boston, and London that allow Johnson & Johnson to access the best science and technology. This initiative resulted in a significant number of new research partnerships with biotech companies and academic research centers, created and seeded new ventures, and set up incubators hosting new startups.

Compensation Decisions:

Based on the assessment of his performance for 2013, his scope of responsibilities, experience, and the relative position of his salary to the market data, the Committee awarded Dr. Stoffels a salary increase of 14.8% of salary, an annual performance bonus at 125% of target, and long-term incentives at 130% of target. Please see “2014 Award Values for Individual Pay Components” and “2014 Salary Increases” on page 41 for details on the awards, total direct compensation, and the salary increase.

Johnson & Johnson 2014 Proxy Statement  •  39

Sandra E. Peterson: Group Worldwide Chair

Performance:

Ms. Peterson contributed to the company’s performance as a member of the Executive Committee. (See “2013 Company Performance” on page 33 for the Committee’s evaluation of the company’s performance for 2013). In addition to her contribution to our company’s overall performance, Ms. Peterson has led the Consumer business to deliver operational sales growth and cash flow above business goals, delivered on all consent decree requirements for our U.S. McNeil business to date, stabilized supply, and strengthened relationships with our retail trade partners. She implemented a new governance and operating model for our Information Technology group and drove improved customer service and reliability performance across the company’s supply chain.

Compensation Decisions:

Based on the assessment of her performance for 2013, her scope of responsibilities, experience, and the relative position of her salary to the market data, the Committee awarded Ms. Peterson a salary increase of 6.3% of salary, an annual performance bonus at 120% of target, and long-term incentives at 120% of target. Please see “2014 Award Values for Individual Pay Components” and “2014 Salary Increases” on page 41 for details on the awards, total direct compensation, and the salary increase.

2012 Sign-On Awards:

Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chair and a member of the Executive Committee. Ms. Peterson received a sign-on cash bonus and RSU award that were intended to make her whole for the amounts she forfeited from her prior employer due to joining the company. The sign-on cash bonus in the amount of $2,200,000 was paid in 2 installments. The first installment of $300,000 was paid shortly after her start date. A second installment of $1,900,000 was paid in the second quarter of 2013. On December 17, 2012, Ms. Peterson received the sign-on RSU award of 65,066 shares with a fair value of approximately $4,300,000. One-third of the RSUs vests on each of the first, second and third anniversary of the grant date.

Michael H. Ullmann: Vice President, General Counsel

Performance:

Mr. Ullmann contributed to the company’s performance as a member of the Executive Committee. (See “2013 Company Performance” on page 33 for the Committee’s evaluation of the company’s performance for 2013). In addition to his contribution to our company’s overall performance, Mr. Ullmann resolved and managed critical legal matters, including significant product liability cases and investigations, and led several enterprise projects. He improved the Law department’s management structure and its alignment with the business and oversaw efforts of the legal group to effectively support our new product development and ongoing business activities and extend and defend our intellectual property portfolio.

Compensation Decisions:

Based on the assessment of his performance for 2013, his scope of responsibilities, experience, and the relative position of his salary to the market data, the Committee awarded Mr. Ullmann a salary increase of 9.1% of salary, an annual performance bonus at 120% of target, and long-term incentives at 125% of target. Please see “2014 Award Values for Individual Pay Components” and “2014 Salary Increases” on page 41 for details on the awards, total direct compensation, and the salary increase.

40  •  Johnson & Johnson 2014 Proxy Statement

 2014 COMPENSATION VALUES FOR 2013 PERFORMANCE

How Compensation Decisions are Reported

Each year, based on the performance assessments of the named executive officers, the Committee determines the salary rate for the upcoming year, the annual performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each named executive officer. Decisions regarding these elements are discussed above and the amounts for 2013 are summarized in the 2014 Award Values for Individual Pay Components table and 2014 Salary Increases table below. The Committee believes that these tables best summarize the actions taken on the named executive officers’ compensation for the 2013 performance year. By contrast, most of the amounts required by the rules of the SEC to be reported in the “Summary Compensation Table” on page 52 are the result of compensation decisions from prior years, earnings from prior long-term incentive awards, or participation in long-standing programs.

2014 Award Values for Individual Pay Components

The following table shows the salary paid during 2013 and the annual performance bonus and long-term incentive grants approved on February 10, 2014 for performance in 2013 for each named executive officer.

	Cash Compensation		Long-Term Incentive Compensation
Name	Salary ($)(1)	Annual Performance Bonus ($)(2)	PSUs Granted (#)(3)	PSUs Granted ($)	Options Granted (#)(4)	Options Granted ($)	RSUs Granted (#)(5)	RSUs Granted ($)	Total Direct Compen- sation ($)
A. Gorsky	$1,453,846	$2,880,000	84,299	$6,946,912	495,146	$4,168,139	33,720	$2,778,798	$18,227,695
D. Caruso	842,308	1,275,000	26,947	2,220,648	158,277	1,332,376	10,779	888,276	6,558,608
P. Stoffels	952,923	1,200,000	26,447	2,179,444	155,342	1,307,669	10,579	871,794	6,511,830
S. Peterson	800,000	1,200,000	27,667	2,279,982	162,509	1,368,001	11,067	912,009	6,559,992
M. Ullmann	542,308	660,000	14,600	1,203,157	85,754	721,877	5,840	481,263	3,608,605

(1)	The amounts reported represent base salaries paid to each of the named executive officers for the 2013 fiscal year.

(2)	The amounts reported represent annual performance bonuses paid to named executive officers in 2014 for the 2013 fiscal year performance.

(3)

The estimated grant date fair value used to determine the number of PSUs granted was $82.408. The estimated grant date fair value per PSU was assumed to be equal to the estimated grant date fair value per RSU for the purpose of determining the number of PSUs.

(4)

The grant date fair value used to determine the number of options granted was $8.418. The option exercise price was $90.44 based on the average of the high and low prices of our common stock on the NYSE on the grant date. The Black-Scholes option valuation model was used to calculate the grant date fair value with the following assumptions: volatility of 14.60% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.10%; risk-free interest rate of 1.87% based on a U.S. Treasury rate of six years; and a six-year option life.

(5)

The grant date fair value used to determine the number of RSUs granted was $82.408. The grant date fair value for the RSU awards as calculated under U.S. GAAP was based on the average of the high and low prices of our common stock on the NYSE on the grant date ($90.44) and discounted by an expected dividend yield of 3.10% as dividends are not paid on the RSUs prior to vesting.

2014 Salary Increases

The following table shows the increase in the annual base salary rate approved on February 10, 2014 for each named executive officer. The annual base salary rates are all effective as of March 3, 2014.

Name	2013 Annual Base Salary Rate ($)	Salary Increase(1) (%)	2014 Annual Base Salary Rate ($)
A. Gorsky	$1,500,000	0.0%	$1,500,000
D. Caruso	850,000	4.0	884,000
P. Stoffels	958,000	14.8	1,100,000
S. Peterson	800,000	6.3	850,000
M. Ullmann	550,000	9.1	600,000

(1)

Salary increases reflect combined merit increases and market adjustments. The Committee reviewed market data as one factor, along with the individual’s overall compensation, performance, alignment with our Credo values, roles, and responsibilities, and experience in those roles in determining the base salary rates for our executive officers.

Johnson & Johnson 2014 Proxy Statement  •  41

Executive Compensation Philosophy

 IMPORTANCE OF CREDO VALUES IN ASSESSING PERFORMANCE

For over 70 years, the Johnson & Johnson Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to Johnson & Johnson’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved – whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo – and the long-term impact of a named executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

 GUIDING PRINCIPLES

We design our executive compensation programs to achieve our goals of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

•

Competitiveness: We compare our practices against appropriate peer companies so we can continue to attract, retain and motivate high-performing executives in an environment where companies are increasingly competing for high-caliber talent.

•

Pay for Performance: Base salary increases, annual bonuses and grants of long-term incentives are tied to performance, including the performance of the individual named executive officer and his or her specific business unit or function, as well as the overall performance of our company.

•

Accountability for Short- and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.

•	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.

Components of Executive Compensation

 BASE SALARY

We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, knowledge, and internal parity among those performing similar jobs when setting salary levels.

 ANNUAL PERFORMANCE BONUS

We establish competitive annual performance bonus opportunities as a percent of salary for our named executive officers that:

•	motivate attainment of short-term goals;

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business, which includes business unit/function and overall company performance; and

•	reward individual performance and contribution.

42  •  Johnson & Johnson 2014 Proxy Statement

Our named executive officers participate in the Executive Incentive Plan (“EIP”). Under the EIP, payments of annual performance bonuses to named executive officers are prohibited unless Consolidated Net Earnings, as shown in the audited financial statements of our company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other named executive officers. It is important to note that, while the EIP is designed so that the annual performance bonuses for our named executive officers are fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, the bonus amounts actually paid to them are based on consideration of both company and individual performance as discussed on pages 33 to 35 and 39 to 40.

 LONG-TERM INCENTIVES

We establish competitive long-term incentive opportunities as a percent of salary for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return;

•	align the interests of participants with shareholders;

•	vary in the size of award, based primarily on individual performance; and

•	vary in the ultimate actual value of the awards based on: (1) the degree to which long-term operational goals are attained and (2) the company’s actual total shareholder return.

We provide long-term incentives to our named executive officers using three types of equity awards to provide an appropriate balance of incentives tied to internal measures of performance (sales and earnings per share) and external measures of success (share price appreciation and equity value). The forms of equity awards and their weightings for our named executive officers are as follows:

We granted our named executive officers the following long-term incentives for their 2013 performance:

•

Performance Share Units, which are paid in shares of our common stock after the end of a three-year performance period. Performance share units receive no dividend equivalents and are earned based on performance against the following metrics:

•	Sales: 1-year Operational Sales for each year of the performance period

•	Earnings Per Share: 3-year Cumulative Adjusted Operational EPS

•	Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitive Composite Peer Group

•

Stock Options, which vest 100% on the third anniversary of the grant date, have an exercise price equal to the fair market value of our common stock on the grant date, and expire 10 years from the grant date.

•	Restricted Share Units, which receive no dividend equivalents and are paid in shares of common stock on the third anniversary of the grant date.

Johnson & Johnson 2014 Proxy Statement  •  43

 EXECUTIVE PERQUISITES & OTHER BENEFITS

Our named executive officers received the same employee benefits provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to approximately 400 employees. The Executive Life Insurance premiums paid for named executive officers are disclosed in the Summary Compensation Table under “All Other Compensation (Column I)” on page 55 of this Proxy Statement.

In addition to the benefits offered to all employees, our named executive officers were provided benefits intended for business purposes. In some cases, these benefits may be used for personal use, which would then be considered part of a named executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2013, this included: access to the company aircraft for personal travel, access to company cars and drivers for commutation and other personal transportation, and reimbursement of home security system monitoring fees.

Setting Compensation & Performance Targets

 USE OF PEER GROUPS FOR PAY AND PERFORMANCE

The Committee uses two peer groups for executive compensation. The Executive Peer Group is used to assess the competitiveness of the compensation of our named executive officers, and the Competitor Composite Peer Group is used to evaluate the relative performance of our company. As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size, and most of our business competitors are much smaller than Johnson & Johnson as a whole, or even as compared to each of our three individual business segments.

 EXECUTIVE PEER GROUP

The Committee considers relevant market pay practices when setting executive compensation to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•

are similar to Johnson & Johnson in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have named executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities; and

•	compete with us for executive talent.

The Executive Peer Group does not include companies headquartered outside the United States (because comparable compensation data for the named executive officers is not available) or companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.

44  •  Johnson & Johnson 2014 Proxy Statement

The following table lists the companies in the 2013 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2013.

Executive Peer Group

Company (Ticker Symbol)	Revenue (Millions)	Net Income (Millions)	Market Cap (Billions)	Common Industry(1)	Gross Margin (>40%)	Global Presence (International >33% of Sales)	Business Complexity(2)	Innovation Emphasis (R&D> or = 5% of Sales)
3M Company (MMM)	$30,871	$4,659	$92	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	21,848	2,576	60	✓	✓	✓	✓	✓
The Boeing Company (BA)	86,623	4,585	106			✓	✓
Bristol-Myers Squibb Company (BMY)	16,385	2,563	88	✓	✓	✓	✓	✓
Cisco Systems, Inc. (CSCO)	48,607	10,806	119		✓	✓	✓	✓
The Coca-Cola Company (KO)	46,854	8,584	178	✓	✓	✓
Eli Lilly and Company (LLY)	23,133	4,685	58	✓	✓	✓	✓	✓
General Electric Company (GE)	146,045	14,055	276	✓	✓	✓	✓	✓
Hewlett-Packard Company (HPQ)	112,300	5,100	54	✓		✓	✓
Honeywell International Inc. (HON)	39,055	3,924	71			✓	✓
Intel Corporation (INTC)	52,700	9,600	127		✓	✓	✓	✓
International Business Machines Corporation (IBM)	99,800	16,500	206		✓	✓	✓	✓
Merck & Co., Inc. (MRK)	44,033	4,404	147	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	66,415	6,740	129	✓	✓	✓
Pfizer Inc. (PFE)	51,584	22,003	200	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)	84,738	11,792	221	✓	✓	✓	✓
United Technologies Corporation (UTX)	62,626	5,721	104			✓	✓
Johnson & Johnson (JNJ)	71,312	13,831	266	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	6th	4th	2nd
Johnson & Johnson’s Percentile Rank	71st	82nd	94th

(1)	Common Industry means that the company is in an industry similar to one of the company’s business segments: pharmaceutical, medical devices and diagnostics, and consumer packaged goods.

(2)	Business Complexity means the company is a complex organization with multiple product lines.

Johnson & Johnson 2014 Proxy Statement  •  45

 COMPETITOR COMPOSITE PEER GROUP

The Committee compares overall company performance to the performance of its Competitor Composite Peer Group companies. The Competitor Composite Peer Group is a portfolio of companies that compete with one, or more, of our three business segments. The portfolio of companies is evaluated on an ongoing basis and is updated as necessary. These companies are selected based on the following criteria and financial metrics:

•	Product Relevance (i.e., must be a direct competitor to one of our business segments)

•	Financial Comparison:

– Sales growth
– Net income growth and Net income margin
– Earnings per share growth
– Total shareholder return

•	Global Presence

For 2013, our Competitor Composite Peer Group consisted of the following companies broken down by business segment:

COMPETITOR COMPOSITE PEER GROUP
Pharmaceutical	Medical Devices and Diagnostics	Consumer
AbbVie Inc. Amgen Inc. AstraZeneca PLC Bristol-Myers Squibb Company Eli Lilly and Company GlaxoSmithKline PLC Merck & Co., Inc. Novartis AG Pfizer Inc. Roche Holding AG Sanofi SA

Abbott Laboratories (Vascular & Diagnostics)

Allergan, Inc. (Aesthetics)

Bayer AG (Diabetes)

Boston Scientific Corporation

C. R. Bard, Inc.

Covidien Public Limited Company

Edwards Lifesciences Corporation

Medtronic, Inc.

The Cooper Companies, Inc. (CooperVision)

Roche Holding AG (Diagnostics)

Smith & Nephew plc

St. Jude Medical, Inc.

Stryker Corporation

Zimmer Holdings, Inc.

Beiersdorf AG

Colgate-Palmolive Company

GlaxoSmithKline PLC (Consumer Healthcare)

Kimberly-Clark Corporation

The L’Oréal Group

Novartis AG (Consumer Healthcare)

The Procter & Gamble Company

Merck & Co., Inc. (Consumer Care)

Pfizer Inc. (Consumer Healthcare)

46  •  Johnson & Johnson 2014 Proxy Statement

 SETTING COMPENSATION TARGETS

Compensation Target Setting Process and Pay Position

Before each fiscal year begins, compensation targets are set to ensure that we can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with similar responsibilities. An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels.

The Committee reviews market data to understand how our target pay levels compare to benchmark positions, but does not target total compensation to a specific percentile of the Executive Peer Group. In deciding on compensation for individual named executive officers, the Committee considers the individual’s performance and alignment with our Credo values, our internal bonus and long-term incentive opportunities as a percent of salary, the individual’s roles and responsibilities, and his or her experience in role.

2013 Pay Mix at Target

The pay mix at target for our named executive officers is a result of the compensation targets which emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

The pay mix at target for Mr. Gorsky, our Chairman/CEO, and the other named executive officers for 2013 is displayed below.

Compensation Decision Process

 TIMING

Compensation for the named executive officers is reviewed and approved by the Committee (and, for the Chairman/CEO, the independent members of the Board) during the first quarter of each year based on performance during the prior year. 2013 compensation includes base salary earned during the fiscal year, the annual performance bonus earned for 2013 performance and paid in March 2014, and the long-term incentive grants made in February 2014 based on 2013 individual performance.

Johnson & Johnson 2014 Proxy Statement  •  47

 2013 COMPENSATION DECISIONS FOR 2012 PERFORMANCE

Some of the compensation figures included in the tables in the “Executive Compensation” section of this Proxy Statement were paid (or granted) to the named executive officers in 2013 for performance in 2012. The decisions regarding these awards and payments were discussed in detail in our 2013 Proxy Statement dated March 13, 2013. For a full understanding of these decisions, please refer to the sections of our 2013 Proxy Statement entitled “Compensation Discussion and Analysis—CEO Pay” and “Compensation Discussion and Analysis—2013 Compensation Decisions for 2012 Performance.”

 INDIVIDUAL PERFORMANCE ASSESSMENT

Each of the named executive officers is evaluated against a set of financial and strategic goals. The Committee approves the Chairman/CEO’s annual financial and strategic goals, and the Chairman/CEO approves each of the other named executive officer’s goals, during the first quarter of each year. The Committee reviews the company’s performance against compensation goals on a quarterly basis. At the end of the performance period, the named executive officers are assessed against their goals and how these goals were accomplished.

The individual performance evaluations are based on overall business performance as well as the performance of the business segment or function that they lead. In addition, we consider whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo. The independent members of the Board of Directors evaluate the performance of the Chairman/CEO. The Committee receives an assessment from the Chairman/CEO for each of the other named executive officers and reviews these assessments, relying on its own judgment and knowledge of our company to evaluate performance for each of the named executive officers.

The individual performance assessments are used by the Committee to determine compensation actions for each of the named executive officers. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salary increases, bonuses, and long-term incentives for named executive officers other than the Chairman/CEO.

The Committee determines base salary increases, annual performance bonuses and long-term incentive awards based on a component-by-component and on a total direct compensation basis. The position of salary relative to market data is also taken into account. The performance of each named executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers). While performance against goals is the most significant factor, the achievement of particular goals does not determine compensation award levels in a formulaic manner. An executive’s previous long-term incentive awards and total equity ownership are not considered when making annual long-term incentive awards.

 RANGE OF AWARDS

An individual employee has the opportunity to earn from 0% to 200% of the applicable target for: (1) salary increases; (2) annual performance bonuses; and (3) long-term incentives based on his or her individual performance. This broad range allows for meaningful differentiation based on performance.

Governance of Executive Compensation

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chairman/CEO and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

 COMPENSATION & BENEFITS COMMITTEE

•	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs

•	Sets the executive compensation philosophy and composition of the Executive Peer Group

•	Approves the setting of competitive compensation target levels

48  •  Johnson & Johnson 2014 Proxy Statement

•	Sets compensation programs and principles that are designed to link executive pay with company and individual performance

•	Recommends to the Board the Chairman/CEO’s compensation

•	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers

•	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

 INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

•	Participate in the performance assessment process for the Chairman/CEO

•	Approve the Chairman/CEO’s compensation

 CHAIRMAN/CEO

•	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

 INDEPENDENT COMPENSATION CONSULTANT

The Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. (FWC) to advise it on executive compensation matters. The independent compensation consultant reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to FWC. FWC does not, and will not, perform any other service for the company. After considering all of the factors required by the NYSE rules, the Committee is satisfied with FWC’s independence. In order to assure continuing independence, the Committee periodically considers whether there should be rotation of its independent compensation consulting firm or the lead consultant on the engagement.

In 2013, the independent compensation consultant:

•	Attended all Committee meetings, at the request of the Committee

•	Advised the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

•	Reviewed the compensation strategy and executive compensation programs for alignment with our strategic business objectives

•	Advised on the design of executive compensation programs to ensure the linkage between pay and performance

•	Provided market data analyses to the Committee

•	Advised the Committee on setting the Chairman/CEO’s pay

•	Reviewed the annual compensation of the other named executive officers as recommended by the Chairman/CEO

Additional Information Concerning Executive Compensation

 USE OF TALLY SHEETS

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, which present comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the company’s obligations under the plans.

Johnson & Johnson 2014 Proxy Statement  •  49

 LIMITED EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Except for Ms. Peterson, none of the named executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. Our named executive officers are covered by our broad-based, non-discriminatory separation program that provides benefits to certain full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides for two weeks pay for each year of service, with a minimum of twelve weeks pay. Pursuant to Ms. Peterson’s employment agreement, if within 36 months from her start date, Ms. Peterson is terminated for any reason other than cause or resigns for good reason as defined in her agreement, Ms. Peterson is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. After 36 months of employment, Ms. Peterson will be covered under the same severance program as the other named executive officers.

Pursuant to his offer letter, Dr. Stoffels receives an annual stipend of $320,000 to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization benefit. The stipend is reviewed annually by the Committee and can be terminated at any time.

We do not have employment arrangements or agreements with any of our named executive officers, except for Ms. Peterson and Dr. Stoffels as described above.

 NO CHANGE-IN-CONTROL ARRANGEMENTS AND AGREEMENTS

We do not have any change-in-control agreements or arrangements in place for any of our named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

 NO OPTION REPRICING

We have not re-priced or re-issued stock options when the stock price has declined to a level below the grant price. Furthermore, the 2012 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan prohibit repricing options without shareholder approval.

 NO LONG-TERM INCENTIVE BACKDATING

Long-term incentive awards are granted on a fixed schedule. Annual awards are granted in the first quarter on the date that the Committee meets to approve all components of year-end compensation.

 NO HEDGING OF COMPANY STOCK

The named executive officers are prohibited from hedging their company stock.

 STOCK OWNERSHIP GUIDELINES FOR NAMED EXECUTIVE OFFICERS

The company’s stock ownership guidelines for named executive officers are intended to further align their interests with the interests of our shareholders. Under these guidelines, our named executive officers must comply with the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2013 Compliance with Stock Ownership Guidelines?	Ownership Threshold Met?(1)
A. Gorsky	6x	Yes	No
D. Caruso	3x	Yes	Yes
P. Stoffels	3x	Yes	No
S. Peterson	3x	Yes	No
M. Ullmann	3x	Yes	Yes

(1)	Executive Officers have five years after first becoming subject to the guidelines to achieve the required ownership thresholds.

50  •  Johnson & Johnson 2014 Proxy Statement

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs. Mr. Gorsky, Ms. Peterson, and Dr. Stoffels, having served as executive officers of the company for less than five years, have not yet met their respective ownership thresholds, and thus, cannot sell net shares on the open market until such ownership level has been met. The Nominating & Corporate Governance Committee of the Board monitors compliance with these guidelines on an annual basis. Company policy prohibits named executive officers from transacting in derivative instruments linked to the performance of the company’s securities.

 EXECUTIVE COMPENSATION RECOUPMENT POLICY

In the event of a material restatement of the company’s financial results, the Board is authorized to take such actions it deems necessary and appropriate, including the recoupment of all or part of any bonus or other compensation paid to an executive officer. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.

In 2013, after proactive and constructive engagement by management with a group of key institutional investors and a review of the practices of peer companies in the pharmaceutical industry, the Committee endorsed a set of principal elements for a recoupment policy applicable to senior executives in the event of misconduct resulting in a material violation of a company policy relating to manufacturing, sales or marketing of products that causes significant harm to the company. Consistent with these principal elements, the Committee adopted a compensation recoupment policy, which can be found on our website at www.investor.jnj.com/governance/policies.cfm.

 TAX IMPACT ON COMPENSATION

The Committee believes that preserving tax deductibility is an important, but not the sole, objective when designing executive compensation programs. In certain circumstances, the company may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

The Committee has reviewed our compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service and the U.S. Department of the Treasury. Based on this review, the Committee believes that a significant portion of the compensation paid to our named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is, therefore, fully deductible for federal income tax purposes. The portions of compensation paid in 2013 that are not tax deductible include: (1) vesting of restricted share units as they are not deemed to be performance-based awards, (2) salary amounts in excess of $1 million paid to Mr. Gorsky, (3) dividend equivalents paid on previously awarded CLCs and CLPs that were granted after 1992, and (4) certain perquisites and other benefits paid to certain named executive officers. See “Summary Compensation Table” on page 52 of this Proxy Statement.

Johnson & Johnson 2014 Proxy Statement  •  51

Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2013 and, for those executive officers who were named in the 2013 and 2012 Proxy Statements, for fiscal 2012 and 2011. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alex Gorsky(1)	2013	$1,453,846	$0	$5,988,975	$2,669,999	$4,867,361	$1,739,000	$191,779	$16,910,960
Chairman/CEO	2012	1,087,188	0	2,790,229	1,482,631	3,407,287	2,050,000	159,774	10,977,109
	2011	847,692	0	673,222	1,081,161	2,836,003	1,316,000	82,782	6,836,860
Dominic Caruso	2013	842,308	0	2,663,229	1,139,999	3,222,868	252,000	112,911	8,233,315
VP, Finance, CFO	2012	796,385	0	2,089,563	1,110,303	3,014,577	915,000	84,009	8,009,837
	2011	773,023	0	676,740	1,086,780	2,971,065	885,000	49,694	6,442,302
Paulus Stoffels(2)	2013	952,923	0	2,580,468	1,109,999	2,416,809	357,000	404,802	7,822,001
Chief Scientific Officer; Worldwide Chair, Pharmaceuticals	2012	825,385	0	1,926,252	1,023,570	2,305,251	1,095,000	161,466	7,336,924
Sandra Peterson(3)	2013	800,000	1,900,000	635,867	299,998	1,200,000	274,000	527,396	5,637,261
Group Worldwide Chair	2012	46,154	300,000	4,300,017	0	0	0	52,679	4,698,850
Michael Ullmann	2013	542,308	0	1,390,982	656,248	1,348,953	394,000	30,845	4,363,336
VP, General Counsel

(1)	Mr. Gorsky became our Chief Executive Officer on April 26, 2012 and our Chairman of the Board on December 28, 2012.

(2)	Dr. Stoffels became our Chief Scientific Officer and a member of the Executive Committee on October 1, 2012.

(3)	Ms. Peterson joined our company on December 1, 2012 as Group Worldwide Chair and a member of the Executive Committee.

Salary (Column C)

The amounts reported in column C represent base salaries paid to each of the named executive officers for the listed fiscal year.

Bonus (Column D)

The amounts reported in column D represent a cash sign-on bonus paid in two installments. As discussed on page 40, the sign-on bonus is part of the sign-on compensation intended to make Ms. Peterson whole for the amounts she forfeited from her prior employer due to joining the company.

52  •  Johnson & Johnson 2014 Proxy Statement

Stock and Option Awards (Columns E and F)

The amounts reported in column E represent the aggregate grant date fair value of Performance Share Unit (PSU) and Restricted Share Unit (RSU) awards. The 1/9th of the 2012 – 2014 PSUs that was based upon the achievement of 2013 sales goals was considered granted in 2013 in accordance with U.S. GAAP (and is included in the amounts in column E). The amounts reported in column F represent the aggregate grant date fair value of stock option awards. The grant date fair values have been determined based on the assumptions detailed on pages 57 to 59 under the Grants of Plan-Based Awards table, in accordance with U.S. GAAP in the listed fiscal year. The number and value of the PSUs assuming achievement at (i) threshold performance, (ii) target performance and (iii) maximum performance at 200% is set forth below:

		Performance Share Units
		Units			Grant Date Fair Value
Name	Award	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
A. Gorsky	2013 – 2015 PSU	0	52,837	105,674	$0	$3,879,134	$7,758,268
	2012 – 2014 PSU	0	4,679	9,358	0	329,846	659,692
D. Caruso	2013 – 2015 PSU	0	22,559	45,118	0	1,656,214	3,312,428
	2012 – 2014 PSU	0	3,504	7,008	0	247,014	494,029
P. Stoffels	2013 – 2015 PSU	0	21,966	43,932	0	1,612,678	3,225,356
	2012 – 2014 PSU	0	3,231	6,462	0	227,769	455,539
S. Peterson	2013 – 2015 PSU	0	5,937	11,874	0	435,877	871,753
M. Ullmann	2013 – 2015 PSU	0	12,987	25,974	0	953,467	1,906,933

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported in column G represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for the listed fiscal year, Certificates of Long-Term Compensation (CLCs) and Certificates of Long-Term Performance (CLPs) that vested in the listed fiscal year, and dividend equivalents received during the fiscal year. The specific amounts included in column G are shown below.

Non-Equity Incentive Plan Compensation
Name	Fiscal Year	Annual Performance Bonus ($)	Value of CLC Units that Vested in Fiscal Year ($)	Value of CLP Units that Vested in Fiscal Year ($)	Value of CLC Dividend Equivalents Earned During the Fiscal Year ($)	Value of CLP Dividend Equivalents Earned During the Fiscal Year ($)	Total ($)
A. Gorsky	2013	$2,880,000	$907,440	$705,391	$310,800	$63,730	$4,867,361
	2012	1,494,630	891,840	695,502	288,000	37,315	3,407,287
	2011	1,275,000	915,360	363,327	270,000	12,316	2,836,003
D. Caruso	2013	1,275,000	491,530	763,582	621,600	71,156	3,222,868
	2012	900,000	743,200	752,878	576,000	42,499	3,014,577
	2011	970,625	991,640	453,430	540,000	15,370	2,971,065
P. Stoffels	2013	1,200,000	302,480	458,504	414,400	41,425	2,416,809
	2012	999,000	445,920	452,076	384,000	24,255	2,305,251
S. Peterson	2013	1,200,000	0	0	0	0	1,200,000
	2012	0	0	0	0	0	0
M. Ullmann	2013	660,000	226,860	145,987	305,620	10,486	1,348,953

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the named executive officers in the first fiscal quarter of the following year.

We no longer grant CLCs and CLPs to our named executive officers. In prior years, CLCs and CLPs were awarded under cash-based long-term incentive plans. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms.

Johnson & Johnson 2014 Proxy Statement  •  53

The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2012, 2011, and 2010 value of $37.81, $37.16, and $38.14 per CLC, respectively. The dollar value of the vested CLPs reported in this column was determined using the fiscal year-end 2012, 2011 and 2010 values of $4.28, $4.22 and $4.26 per CLP respectively.

CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on our common stock. The amounts of dividend equivalents on unvested CLCs received in 2013 were for Mr. Gorsky: $32,460, Mr. Caruso: $20,720, Dr. Stoffels: $7,770, and Mr. Ullmann: $15,540. No dividend equivalents are paid on CLPs that have not vested.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

Change in Pension Value

The changes in pension value included in the figures reported in column H represent the increase in the present value of the accrued pension benefit for each named executive officer. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the named executive officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each named executive officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end; and

•	The normal retirement age, the assumed commencement of benefits, is one year closer.

The present value can also increase or decrease in value due to changes in actuarial assumptions. Changes listed in the first two bullets below produced increases in the present values, while the net effect of the changes in the third bullet is a decrease in present values.

•

Between fiscal year-end 2010 and fiscal year-end 2011, the mortality table was changed to the RP-2000 Table projected to 2019 (from the 1994 Uninsured Pensioner Mortality Table projected to 2011) and the discount rate decreased from 5.98% to 5.22%.

•	Between fiscal year-end 2011 and fiscal year-end 2012, the mortality table was changed to the RP-2000 Table projected to 2020 and the discount rate decreased from 5.22% to 4.47%.

•	Between fiscal year-end 2012 and fiscal year-end 2013, the mortality table was changed to the RP-2000 Table projected to 2021 and the discount rate increased from 4.47% to 5.19%.

No other actuarial assumptions changed between fiscal year-end 2010 and fiscal year-end 2013.

Change In Non-Qualified Deferred Compensation Earnings

We no longer grant CLCs and CLPs to our named executive officers. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms. The CLC and CLP Plans are cash-based long-term incentive plans. The value of unit awards under both of these plans are disclosed in several tables in this Proxy Statement:

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•

The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year-end is included in the Non-Qualified Deferred Compensation table on page 63.

The change in the values of the CLCs and CLPs depend on our long-term operational performance. The amounts representing the above-reference-rate returns on all CLCs and CLPs vested as of the listed fiscal year-end are included in column H.

54  •  Johnson & Johnson 2014 Proxy Statement

We use 120% of the December 2013 applicable federal long-term interest rate (“AFR”) as the reference rate to compare potential returns of CLCs and CLPs. 120% of the AFR for December 2013 was 3.99%. The CLC unit value increased 3.57% in 2013, from $37.81 as of fiscal year-end 2012 to $39.16 as of fiscal year-end 2013. The CLP unit value increased 1.40% in 2013, from $4.28 as of fiscal year-end 2012 to $4.34 as of fiscal year-end 2013.

Since the changes in CLC and CLP unit values during 2013 were both below the reference rate, the above- reference rate calculations are negative. Since negative figures are not included according to the SEC’s rules, the figures for 2013 are all zeroes ($0s).

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs and CLPs for 2013, 2012, and 2011 included in column H using 120% of the AFR as the reference rate.

Name	Fiscal Year	Change in Pension Value ($)	Above Reference- Rate Calculation for Vested CLCs ($)	Above Reference- Rate Calculation for Vested CLPs ($)	Total ($)
A. Gorsky	2013	$1,739,000	$0	$0	$1,739,000
	2012	2,050,000	0	0	2,050,000
	2011	1,316,000	0	0	1,316,000
D. Caruso	2013	252,000	0	0	252,000
	2012	915,000	0	0	915,000
	2011	885,000	0	0	885,000
P. Stoffels	2013	357,000	0	0	357,000
	2012	1,095,000	0	0	1,095,000
S. Peterson	2013	274,000	0	0	274,000
	2012	0	0	0	0
M. Ullmann	2013	394,000	0	0	394,000

All Other Compensation (Column I)

The amounts reported in column I represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, company contributions to our 401(k) Savings Plan, insurance premiums, stipends, and relocation. The following table shows the specific amounts included in column I.

Name	Fiscal Year(1)	Perquisite and Other Personal Benefits ($)(2)	Tax Reimbursements ($)(3)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums ($)	Stipend ($)(4)	Total ($)
A. Gorsky	2013	$120,231	$0	$65,423	$6,125	$0	$191,779
	2012	98,062	6,960	48,923	5,829	0	159,774
	2011	38,969	0	38,146	5,667	0	82,782
D. Caruso	2013	69,413	0	37,904	5,594	0	112,911
	2012	41,825	0	35,837	6,347	0	84,009
	2011	8,610	162	34,786	6,136	0	49,694
P. Stoffels	2013	35,090	0	42,882	6,830	320,000	404,802
	2012	27,202	252	37,142	7,049	89,821	161,466
S. Peterson	2013	244,009	258,862	24,525	0	0	527,396
	2012	44,190	8,489	0	0	0	52,679
M. Ullmann	2013	2,185	0	24,403	4,257	0	30,845

(1)	Amounts for fiscal years 2012 and 2011 for the named executive officers were reported in our 2013 and 2012 Proxy Statements.

Johnson & Johnson 2014 Proxy Statement  •  55

(2)

Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual. The perquisites and other personal benefits for 2013 include:

•

The incremental costs for the personal use of the corporate aircraft of $46,976, $69,140, $35,090, $12,037, and $2,185 by Mr. Gorsky, Mr. Caruso, Dr. Stoffels, Ms. Peterson and Mr. Ullmann, respectively.

•	The value of car and driver for commutation and other personal transportation of $72,285, $273, and $26,702, for Mr. Gorsky, Mr. Caruso, and Ms. Peterson, respectively.

•	Home security monitoring fees for Mr. Gorsky of $970.

•	Relocation expenses for Ms. Peterson of $205,270, including $127,899 of housing-related expenses.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company. We calculate the aggregate incremental cost to the company for personal use of company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. We calculate the aggregate incremental cost to the company for company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Named executive officers are taxed on the imputed income attributable to their personal use of company aircraft and cars and do not receive tax assistance from us with respect to these amounts.

(3)	The 2013 amount for Ms. Peterson represents tax reimbursements related to her relocation. In 2013, the Committee discontinued all non-relocation related tax reimbursement for executive officers.

(4)

The 2013 amount represents a stipend of $320,000. Dr. Stoffels is provided with an annual cash stipend to assist him in the payment of foreign taxes. While serving as a member of the Executive Committee, Dr. Stoffels is considered a U.S. employee even though he is a non-resident of the United States. As a result, Dr. Stoffels is subject to both U.S. taxation and foreign taxation. Dr. Stoffels will not receive any other tax equalization assistance.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the named executive officers. All compensation amounts reported in column J include amounts paid and amounts deferred.

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56  •  Johnson & Johnson 2014 Proxy Statement

Grants of Plan-Based Awards

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2013. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M	N
	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)			All other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Gorsky	Bonus		$0	$2,400,000	$4,800,000
	2013 – 2015 PSU	2/11/2013				0	52,837	105,674					$3,879,134
	2012 – 2014 PSU	2/11/2013				0	4,679	9,358					329,846
	RSU	1/16/2013							27,173				1,779,995
	Stock Awards Total												5,988,975
	Option	1/16/2013								547,692	$72.54	$72.58	2,669,999
D. Caruso	Bonus		0	1,062,500	2,125,000
	2013 – 2015 PSU	2/11/2013				0	22,559	45,118					1,656,214
	2012 – 2014 PSU	2/11/2013				0	3,504	7,008					247,014
	RSU	1/16/2013							11,602				760,001
	Stock Awards Total												2,663,229
	Option	1/16/2013								233,846	72.54	72.58	1,139,999
P. Stoffels	Bonus		0	958,000	1,916,000
	2013 – 2015 PSU	2/11/2013				0	21,966	43,932					1,612,678
	2012 – 2014 PSU	2/11/2013				0	3,231	6,462					227,769
	RSU	1/16/2013							11,297				740,021
	Stock Awards Total												2,580,468
	Option	1/16/2013								227,692	72.54	72.58	1,109,999
S. Peterson	Bonus		0	1,000,000	2,000,000
	2013 – 2015 PSU	2/11/2013				0	5,937	11,874					435,877
	RSU	1/16/2013							3,053				199,990
	Stock Awards Total												635,867
	Option	1/16/2013								61,538	72.54	72.58	299,998
M. Ullmann	Bonus		0	550,000	1,100,000
	2013 – 2015 PSU	2/11/2013				0	12,987	25,974					953,467
	RSU	1/16/2013							6,679				437,515
	Stock Awards Total												1,390,982
	Option	1/16/2013								134,615	72.54	72.58	656,248

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns D through F)

The amounts reported in columns D through F reflect threshold, target and maximum annual performance bonus award amounts for the 2013 performance year. Actual annual performance bonus payments, as reflected in column G of the “Summary Compensation Table” on page 52 of this Proxy Statement, were made in recognition of 2013 performance using the range represented in columns D through F as guidance.

Johnson & Johnson 2014 Proxy Statement  •  57

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns G through I)

The amounts reported in columns G through I reflect threshold, target and maximum performance share unit amounts that were considered granted for accounting purposes in 2013.

2013 – 2015 PSUs: The amounts for the PSU award with a performance period from 2013 through 2015 reported in columns G through I reflect the units based on the achievement of relative TSR, EPS and 2013 operational sales goals. The units based on the achievement of the 1-year operational sales goals for 2014 and 2015 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goals are set for those fiscal years.

2012 – 2014 PSUs: The amounts for the PSU award with a performance period from 2012 through 2014 reported in columns G through I reflect the units based on the achievement of the 1-year operational sales goals for 2013. The units based on the achievement of relative TSR, EPS and 2012 operational sales goals were reported in the 2013 Proxy statement. The units based on the achievement of the 1-year operational sales goal for 2014 are not included in the preceding table because they are not considered granted for accounting purposes until the sales goal is set for the 2014 fiscal year.

All Other Stock Awards (Column J)

The amounts reported in column J relate to the RSU grants awarded to the named executive officers in January 2013 for the 2012 performance year, as described on page 53.

All Other Option Awards (Columns K through M)

Under the terms of the 2012 Long-Term Incentive Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our common stock on the grant date. For the grants made in January 2013, the fair market value was $0.04 lower than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards (Column N)

The amounts reported in column N represent the grant date fair value of PSUs, RSUs, and stock option awards calculated in accordance with U.S. GAAP for the listed fiscal year. The Stock Awards totals are reported in column E of the Summary Compensation Table. The stock option fair values are reported in column F of the Summary Compensation Table.

2013 – 2015 PSUs: The grant date fair value of each PSU is calculated as a weighted average of the fair values of each component of the award that was considered granted for accounting purposes in 2013. Only one-third (1/3) of the award based on the achievement of operational sales is considered granted in 2013 for accounting purposes because the 1-year operational sales goals for 2014 and 2015 were not set on the grant date. The grant date for accounting purposes is the date the goals were approved for each performance measure. The weighted fair value of the PSUs on the date of grant is as follows:

2013 – 2015 PSU Fair Value
Performance Measures	Weight	Fair Value
Sales	1/3	$68.145
EPS	1	68.145
TSR	1	80.446
Weighted Average		$73.417

58  •  Johnson & Johnson 2014 Proxy Statement

The grant date fair values for each performance measure are calculated as follows:

Sales & EPS:	The grant date fair value for the units measured against the 1-year operational sales goal tied to the 2013 fiscal year and EPS are calculated on the grant date and discounted for dividends because dividends are not paid on PSUs during the vesting period. The grant date fair value was $68.145 per PSU based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield of 3.40%.

TSR:	The grant date fair value for the units measured against relative TSR are calculated on the grant date using a Monte Carlo valuation by an independent third party. The grant date fair value was $80.446 per PSU.

2012 – 2014 PSUs: The grant date fair value for the units measured against the 1-year operational sales goal tied to the 2013 fiscal year are calculated on the grant date and discounted for dividends because dividends are not paid on PSUs during the vesting period. The grant date fair value per PSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

2012 – 2014 PSU Fair Value
Grant Date	2/11/2013
Common Stock Fair Market Value(1)	$75.28
Dividend yield	3.40%
Fair Value	$70.495

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

RSUs: The grant date fair value of the RSU awards is calculated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value per RSU was based on the average of the high and low prices of our common stock on the NYSE on the grant date discounted by the expected dividend yield as shown in the table below.

2013 RSU Fair Value
Grant Date	1/16/2013
Common Stock Fair Market Value(1)	$72.54
Dividend yield	3.40%
Fair Value	$65.506

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Options: The fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model based on the assumptions in the table below. The calculated expected life of an option is determined using historical data. Volatility represents a blended rate of a four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on a U.S. Treasury rate of six years in effect at the time of grant.

2013 Stock Option Fair Value
Grant Date	1/16/2013
Common Stock Fair Market Value(1)	$72.54
Risk Free Rate	1.01%
Expected Volatility	14.04%
Expected Life	6 yrs
Dividend Yield	3.40%
Fair Value	$4.875

(1)	Average of the high and low prices of the company’s common stock on the NYSE on the grant date.

Johnson & Johnson 2014 Proxy Statement  •  59

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs and PSUs for each of the named executive officers as of fiscal year-end 2013.

A	B		C	D	E	F	G	H	I	J	K
Name	Grant Date		Vesting Date	Options				Stock Awards
				Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plans: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Exercisable	Unexercisable
A. Gorsky	2/08/2010		2/09/2013	119,770		$62.62	2/07/2020
	1/10/2011		1/11/2014		144,695	62.20	1/08/2021	12,058	$1,113,556
	1/17/2012		1/18/2015		231,951	65.37	1/14/2022	16,845	1,555,636
	2/13/2012	(1)	1/17/2015					4,024	371,616	28,074	$2,592,634
	1/16/2013		1/17/2016		547,692	72.54	1/13/2023	27,173	2,509,427
	2/11/2013	(2)	1/17/2015					6,410	591,964
	2/11/2013	(2)	1/16/2016					10,342	955,084	45,288	4,182,347
D. Caruso	2/14/2005		2/15/2008	30,000		66.18	2/13/2015
	2/13/2006		2/14/2009	20,569		58.34	2/12/2016
	2/12/2007		2/13/2010	41,146		65.62	2/10/2017
	2/11/2008		2/12/2011	82,591		61.75	2/10/2018
	2/09/2009		2/10/2012	110,578		58.33	2/08/2019
	2/08/2010		2/09/2013	119,770		62.62	2/07/2020
	1/10/2011		1/11/2014		145,447	62.20	1/08/2021	12,121	1,119,374
	1/17/2012		1/18/2015		173,702	65.37	1/14/2022	12,615	1,164,995
	2/13/2012	(1)	1/17/2015					3,013	278,251	21,024	1,941,566
	1/16/2013		1/17/2016		233,846	72.54	1/13/2023	11,602	1,071,445
	2/11/2013	(2)	1/17/2015					4,800	443,280
	2/11/2013	(2)	1/16/2016					4,416	407,818	19,336	1,785,680
P. Stoffels	2/11/2008		2/12/2011	19,109		61.75	2/10/2018
	2/08/2010		2/09/2013	24,521		62.62	2/07/2020
	1/10/2011		1/11/2014		24,920	62.20	1/08/2021	18,690	1,726,022
	1/17/2012		1/18/2015		160,133	65.37	1/14/2022	11,629	1,073,938
	2/13/2012	(1)	1/17/2015					2,778	256,548	19,382	1,789,928
	1/16/2013		1/17/2016		227,692	72.54	1/13/2023	11,297	1,043,278
	2/11/2013	(2)	1/17/2015					4,426	408,741
	2/11/2013	(2)	1/16/2016					4,299	397,013	18,828	1,738,766
S. Peterson	12/17/2012		12/17/2014					21,689	2,002,979
	12/17/2012		12/17/2015					21,688	2,002,887
	1/16/2013		1/17/2016		61,538	72.54	1/13/2023	3,053	281,945
	2/11/2013	(2)	1/16/2016					1,163	107,403	5,088	469,877
M. Ullmann	2/14/2005		2/15/2008	23,000		66.18	2/13/2015
	2/13/2006		2/14/2009	22,626		58.34	2/12/2016
	2/12/2007		2/13/2010	27,735		65.62	2/10/2017
	1/10/2011		1/10/2014					9,265	855,623
	1/17/2012		1/17/2015					8,949	826,440
	1/16/2013		1/17/2016		134,615	72.54	1/13/2023	6,679	616,806
	2/11/2013	(2)	1/16/2016					2,541	234,661	11,132	1,028,040

(1)

The PSUs based on the achievement of 2012 operational sales performance achieved 86% of target, as reported in our 2013 Proxy Statement. The portion of the award that is based on the achievement of 2012 operational sales performance has been adjusted to reflect actual performance and listed in columns H and I.

(2)

The PSUs based on the achievement of 2013 operational sales performance achieved 137% of target, as discussed on page 38. The portion of the award that is based on the achievement of 2013 operational sales performance has been adjusted to reflect actual performance and listed in columns H and I.

60  •  Johnson & Johnson 2014 Proxy Statement

Market Value of Shares or Units of Stock That Have Not Vested (Columns I and K)

The market values of unvested PSUs and RSUs included in columns I and K were calculated using the closing price of our common stock on the NYSE on December 27, 2013, which was the last business day of fiscal 2013, of $92.35.

Option Exercises and Stock Vested

The following table provides information concerning the exercises of stock options during fiscal 2013 on an aggregated basis and RSUs vested during 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon on Vesting ($)
A. Gorsky	0	$0	9,981	$750,272
D. Caruso	30,000	1,086,000	9,981	750,272
P. Stoffels	53,168	1,408,272	18,391	1,382,451
S. Peterson	0	0	21,689	1,971,530
M. Ullmann	24,415	945,968	8,943	672,245

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Johnson & Johnson 2014 Proxy Statement  •  61

Pension Benefits

The following table provides information as of fiscal year-end 2013 with respect to our pension plans for each of the named executive officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age	Present Value of Accumulated Benefit ($)
A. Gorsky	Salaried Pension Plan	21.41	62	$635,000
	Excess Pension Plan			6,501,000
D. Caruso	Salaried Pension Plan	14.00	62	464,000
	Excess Pension Plan			3,371,000
P. Stoffels	Salaried Pension Plan	20.33	62	541,000
	Excess Pension Plan			3,318,000
S. Peterson	Salaried Pension Plan	1.08	62	33,000
	Excess Pension Plan			241,000
M. Ullmann	Salaried Pension Plan	24.42	62	800,000
	Excess Pension Plan			2,145,000

Each of the named executive officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as:

(1)	Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2)	Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3)	Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the named executive officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($255,000 in 2013). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

Because Dr. Stoffels has provided periods of service in both Belgium and the U.S., his total Salaried Plan amount includes benefits from both the U.S. and Belgian Plans. The U.S. portion is calculated using the U.S. formula above for all service and subtracting the amount earned in the Belgian Plan. This treatment of service rendered outside the U.S. applies to all participants in the Salaried Plan who earned company service outside the U.S. before joining the U.S. pension plan.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity, except the Belgian portion of Dr. Stoffels’ benefit which is payable as a lump sum at retirement. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in our 2013 Annual Report (discount rate of 5.19%, and mortality according to the RP-2000 table projected to 2021).

No payments were made in 2013 under our pension plans to any of the named executive officers.

62  •  Johnson & Johnson 2014 Proxy Statement

Non-Qualified Deferred Compensation

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of the named executive officers for 2013. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
A. Gorsky	$0	$1,666,779	$215,806	$6,383,455
D. Caruso	0	1,281,541	698,864	12,530,727
P. Stoffels	0	792,391	251,002	7,451,697
S. Peterson	0	24,525	2,097	26,622
M. Ullmann	0	385,775	175,392	4,790,644

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in column C include company contributions to each of the named executive officer’s Excess Savings Plan accounts. These amounts also include the value of CLCs and CLPs that vested during the fiscal year, calculated using the fiscal year-end 2012 CLC unit value of $37.81 and fiscal year-end 2012 CLP unit value of $4.28. The value of CLCs and CLPs that vested during the fiscal year is also included in column G of the “Summary Compensation Table” on page 52 of this Proxy Statement. The specific amounts included in column C are shown below.

Name	Registrant Contribution to Excess Savings Plan ($)	Value of CLCs Vested in Last FY ($)	Value of CLPs Vested in Last FY ($)	Total ($)
A. Gorsky	$53,948	$907,440	$705,391	$1,666,779
D. Caruso	26,429	491,530	763,582	1,281,541
P. Stoffels	31,407	302,480	458,504	792,391
S. Peterson	24,525	0	0	24,525
M. Ullmann	12,928	226,860	145,987	385,775

Johnson & Johnson 2014 Proxy Statement  •  63

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in column D include earnings on the Executive Income Deferral Plan and Excess Savings Plan, in addition to the change in value on all vested CLCs and CLPs as of the fiscal year-end. The CLC unit value increased from $37.81 as of fiscal year-end 2012 to $39.16 as of fiscal year-end 2013. The CLP unit value increased from $4.28 as of fiscal year-end 2012 to $4.34 as of fiscal year-end 2013. The specific amounts included in column D are shown below.

Name	Earnings / (Losses) on Income Deferral Program and Excess Savings Plan ($)	Change in Value on All Vested CLCs at Last FYE ($)	Change in Value on All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$41,061	$149,850	$24,895	$215,806
D. Caruso	357,869	313,200	27,795	698,864
P. Stoffels	22,871	211,950	16,181	251,002
S. Peterson	2,097	0	0	2,097
M. Ullmann	20,096	151,200	4,096	175,392

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in column E include the full balance of the Executive Income Deferral Plan and Excess Savings Plan for each of the named executive officers. These amounts also include the full value of all vested CLCs ($39.16) and CLPs ($4.34) held by each named executive officer as of fiscal year-end 2013. The specific amounts included in column E are shown below.

Name	Full Balance of Income Deferral Plan and Excess Savings Plan ($)	Full Value of All Vested CLCs at Last FYE ($)	Full Value of All Vested CLPs at Last FYE ($)	Total ($)
A. Gorsky	$235,986	$4,346,760	$1,800,709	$6,383,455
D. Caruso	1,435,089	9,085,120	2,010,518	12,530,727
P. Stoffels	133,118	6,148,120	1,170,459	7,451,697
S. Peterson	26,622	0	0	26,622
M. Ullmann	108,432	4,385,920	296,292	4,790,644

Each of the named executive officers participates in one or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executive officers), Executive Income Deferral Plan (Mr. Caruso only), and CLC and CLP Plans (all named executive officers except Ms. Peterson).

Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $255,000 in 2013). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within our 401(k) Savings Plan (25.42% in 2013). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Under the Executive Income Deferral Program, the named executive officers are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the company. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within our 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2013, the aggregate return on our common stock for these participants was 35.92%. None of the named executive officers had amounts allocated to the One Year Treasury Bill option in 2013.

64  •  Johnson & Johnson 2014 Proxy Statement

No withdrawals or distributions were made to any of the named executive officers under any of our defined contribution or non-tax-qualified compensation deferral plans in 2013.

Potential Payments Upon Termination

Our named executive officers are covered by our broad-based, non-discriminatory separation program which provides benefits to certain full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides for two weeks of base salary for each year of service, with a minimum of twelve weeks.

Pursuant to Ms. Peterson’s employment agreement, if within 36 months from her start date, Ms. Peterson is terminated for any reason other than cause or resigns for good reason as defined in her agreement, she is entitled to receive a lump sum cash payment equal to 52 weeks of base salary. After 36 months of employment, Ms. Peterson will be covered under the same severance program as the other named executive officers.

With the exception of Ms. Peterson, none of the named executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination.

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Johnson & Johnson 2014 Proxy Statement  •  65

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 31 to 51, and the tables in the “Executive Compensation” section found on pages 52 to 65, of this Proxy Statement for additional details on our executive compensation.

Item 2: Advisory Vote to Approve

Named Executive Officer Compensation

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (CD&A) section of the 2014 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2014 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2015 Annual Meeting of Shareholders, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2014 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2014 Proxy Statement.

66  •  Johnson & Johnson 2014 Proxy Statement

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, internal auditors, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditor (including private sessions with the Vice President, Internal Audit, the independent auditor, the Chief Financial Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 29, 2013 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 68 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 69 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 11, 2014, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, for filing with the Securities and Exchange Commission.

Mr. James G. Cullen, Chairman Dr. Mary Sue Coleman Mr. Ian E. L. Davis Ms. Anne M. Mulcahy Mr. Leo F. Mullin

Johnson & Johnson 2014 Proxy Statement  •  67

The Audit Committee oversees the qualifications, independence and performance of the independent auditor, and has the ultimate responsibility to appoint, retain, compensate, evaluate and, when appropriate, terminate the independent auditor.

Item 3. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year 2014. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but as a matter of good corporate governance, the Board has decided to ascertain the position of the shareholders on the appointment at the Annual Meeting. The affirmative vote of a majority of the votes cast at the meeting is required for ratification. The Audit Committee will reconsider the appointment if it is not ratified.

During fiscal years 2013 and 2012, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and internal control over financial reporting), but also rendered other services on behalf of the company and its subsidiaries.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent external audit firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for 2013 and 2012 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees ($ in thousands)
	2013	2012
Audit Fees	$34,690	$37,475
Audit-Related Fees	14,915	6,565
Total Audit and Audit-Related Fees	49,605	44,040
Tax Fees	3,515	3,330
All Other Fees	2,215	4,865
Total Fees	$55,335	$52,235

68  •  Johnson & Johnson 2014 Proxy Statement

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters and consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards. For 2013, these services include $9.9 million in support of the Company’s review of strategic alternatives for the Ortho-Clinical Diagnostics business.

Tax Fees – Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees – Consists of fees not included in the Audit, Audit-Related or Tax categories and includes reviews for compliance with various government regulations relating to the health care industry and privacy standards, supply chain operational reviews and risk management reviews and assessments.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditor. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditor, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement, as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditor may commence any engagement.

In 2013, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014.

Johnson & Johnson 2014 Proxy Statement  •  69

Item 4: Shareholder Proposal –

Executives to Retain Significant Stock

The following shareholder proposal has been submitted to the company for action at the meeting by Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, a beneficial owner of 700 shares of the company’s common stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

GMI Ratings, an independent investment research firm said that in regard to executive pay there was $10 million for Alex Gorsky plus excessive perks. Mr. Gorsky could get long-term incentive pay for below-median job performance. Unvested equity pay would not lapse upon CEO termination. JNJ did not link environmental or social performance to its incentive pay policies.

Please vote to protect shareholder value:

Executives To Retain Significant Stock – Proposal 4.

70  •  Johnson & Johnson 2014 Proxy Statement

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

While the Board agrees with the proponent that executive officers should own a significant amount of company stock to align their interests with those of the company’s shareholders, the Board believes that this proposal is unnecessary because we already accomplish the objective of this proposal by maintaining rigorous stock ownership guidelines and an executive compensation program that emphasizes long-term equity performance.

We require our executive officers to hold a significant amount of company stock and to retain such amount for the duration of their service as an executive officer of the company. As set forth on page 50, our existing stock ownership guidelines, which we voluntarily implemented in 2006, provide that, within five years of becoming an Executive Committee member, the CEO must hold company stock equal to six times his or her base salary. All other Executive Committee members must hold company stock equal to three times their base salary. Furthermore, our executive officers are prohibited from selling shares on the open market unless such ownership threshold has been achieved; they also are prohibited from transacting in derivative instruments linked to the performance of the company’s securities.

The Board believes that the best way to drive shareholder value through our executive compensation program is to emphasize long-term equity ownership by our executives. For this reason, over 65% of the compensation provided to our executive officers is in the form of long-term equity awards that vest three years after the grant date. The granting of long-term equity awards motivate our executives to achieve long-term operational goals and sustained shareholder value.

We believe that our existing stock ownership guidelines, coupled with the emphasis on long-term equity awards, appropriately balance the need to align executives’ interests with our shareholders’ interests while maintaining competitive compensation policies that attract and retain executives. We have benchmarked our stock ownership requirements and believe that they are consistent with our peer group and public companies generally.

For these reasons, we believe that adopting this proposal is unnecessary and would not be in the best interests of the company or its shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2014 Proxy Statement  •  71

We require our executive officers to hold a significant amount of company stock and to retain such amount for the duration of their service as an executive officer of the company.

Other Matters

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

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72  •  Johnson & Johnson 2014 Proxy Statement

Our Credo

We believe our first responsibility is to the doctors, nurses and patients, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to reduce our costs in order to maintain reasonable prices. Customers’ orders must be serviced promptly and accurately. Our suppliers and distributors must have an opportunity to make a fair profit.

We are responsible to our employees, the men and women who work with us throughout the world. Everyone must be considered as an individual. We must respect their dignity and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate, and working conditions clean, orderly and safe. We must be mindful of ways to help our employees fulfill their family responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well, We must be good citizens – support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69053-P47679-Z62444-Z62443

Proxy – Johnson & Johnson

Notice of 2014 Annual Meeting of Shareholders

Hyatt Regency Hotel

Two Albany Street, New Brunswick, NJ 08901

Proxy Solicited by the Board of Directors for Annual Meeting – April 24, 2014 at 10:00 a.m., Eastern Time

The signatory hereto hereby appoints D. J. Caruso and M. H. Ullmann and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of common stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the company to be held on April 24, 2014 at 10:00 a.m., Eastern Time at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Holders of Shares in Johnson & Johnson Employee Savings Plans: If shares are held in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your name. By signing and returning this proxy card (or voting by telephone or the Internet), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.

Shares represented by this Proxy will be voted as directed by the shareholder. If this Proxy is signed and no such directions are indicated, the proxies have authority to vote FOR election of all Director nominees, FOR Items 2 and 3, and AGAINST Item 4.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

JOHNSON & JOHNSON ONE JOHNSON & JOHNSON PLAZA NEW BRUNSWICK, NJ 08933	VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2014 (or up until 5:00 p.m. Eastern Time on April 22, 2014 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your proxy materials and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 23, 2014 (or up until 5:00 p.m. Eastern Time on April 22, 2014 for shares held in a Johnson & Johnson savings plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING TICKET REQUEST
To attend the meeting, check the box below to request an admission ticket. You may also request a ticket by going to the “shareholder meeting ticket request” link at www.proxyvote com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69052-P47679-Z62444-Z62443	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHNSON & JOHNSON
The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2 and 3, and AGAINST Item 4.
1.	Election of Directors		For	Against	Abstain
	1a. Mary Sue Coleman		☐	☐	☐			For	Against	Abstain
	1b. James G. Cullen		☐	☐	☐		1k. A. Eugene Washington	☐	☐	☐
	1c. Ian E. L. Davis		☐	☐	☐		1l. Ronald A. Williams	☐	☐	☐
	1d. Alex Gorsky		☐	☐	☐		2. Advisory Vote to Approve Named	☐	☐	☐
	1e. Susan L. Lindquist		☐	☐	☐		Executive Officer Compensation
	1f. Mark B. McClellan		☐	☐	☐		3. Ratification of Appointment of	☐	☐	☐
	1g. Anne M. Mulcahy		☐	☐	☐		Independent Registered Public Accounting Firm for 2014
	1h. Leo F. Mullin		☐	☐	☐		4. Shareholder Proposal - Executives	☐	☐	☐
	1i. William D. Perez		☐	☐	☐		to Retain Significant Stock
	1j. Charles Prince		☐	☐	☐

For address changes and/or comments, please check this box and complete where indicated on reverse side.					☐		Q2. Request Admission Ticket to Annual Meeting	☐	☐
Q1. Request Discontinuation of Duplicate Copies of Proxy Materials			☐ Yes	☐ No			Q3. Request Guest Ticket to Annual Meeting	☐ Yes	☐ No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date